Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

COMPASS DIGITAL ACQUISITION CORP.,

as Purchaser,

HCG OPPORTUNITY, LLC,

in the capacity as the Purchaser Representative,

EEW RENEWABLES LTD,

as the Company,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,

as Sellers,

E.E.W. GLOBAL HOLDING LIMITED,

in the capacity as the Seller Representative,

and, upon execution of a joinder hereto, the other Parties hereto

Dated as of September 5, 2024

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V. representations and warranties of pubco AND MERGER SUB	22
5.1. Organization and Standing	22
5.2. Authorization; Binding Agreement	22
5.3. Governmental Approvals	23
5.4. Non-Contravention	23
5.5. Capitalization	23
5.6. Ownership of Exchange Shares	23
5.7. Activities of Pubco and Merger Sub	24
5.8. Foreign Private Issuer	24
5.9. Finders and Brokers	24
5.10.Investment Company Act	24
5.11. Information Supplied	24
5.12. Independent Investigation	24
5.13. No Other Representations or Warranties	25

vI. representations and warranties of THE COMPANY	25
6.1. Organization and Standing	25
6.2. Authorization; Binding Agreement	26
6.3. Capitalization	26
6.4. Subsidiaries	27
6.5. Governmental Approvals	27
6.6. Non-Contravention	28
6.7. Financial Statements	28
6.8. Absence of Certain Changes	30
6.9. Compliance with Laws	30
6.10. Company Permits	30
6.11. Litigation	30
6.12. Material Contracts	30
6.13. Intellectual Property	32
6.14. Taxes and Returns	34
6.15. Real Property	35
6.16. Personal Property	35
6.17. Title to and Sufficiency of Assets	36
6.18. Employee Matters	36
6.19. Benefit Plans	37
6.20. Environmental Matters	38
6.21. Transactions with Related Persons	39
6.22. Insurance	39
6.23. Certain Business Practices	40
6.24. Renewable Energy Matters	40
6.25. Investment Company Act	41
6.26. Finders and Brokers	41
6.27. Independent Investigation	41
6.28. Information Supplied	41
6.29. No Other Representations or Warranties	42

vII. representations and warranties of THE SELLERS	42
7.1. Organization and Standing	42
7.2. Authorization; Binding Agreement Standing	42
7.3. Ownership	42
7.4. Government Approvals	43

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7.5. Non-Contravention	43
7.6. No Litigation	43
7.7. Investment Representations	44
7.8. Finders and Brokers	44
7.9. Information Supplied	44
7.10. Independent Investigation	45
7.11. No Other Representations or Warranties	45

VIII. COVENANTS	45
8.1. Access and Information	45
8.2. Conduct of Business of the Company, Pubco, Merger Sub and the Sellers	46
8.3. Conduct of Business of Purchaser	50
8.4. Audited Financials; Annual and Interim Financial Statements	52
8.5. Purchaser Public Filings	53
8.6. No Solicitation	53
8.7. No Trading	54
8.8. Notification of Certain Matters	54
8.9. Efforts	54
8.10. Further Assurances	56
8.11. The Registration Statement	56
8.12. Public Announcements	59
8.13. Confidential Information	60
8.14. Post-Closing Board of Directors and Executive Officers	61
8.15. Indemnification of Officers and Directors; Tail Insurance	62
8.16. Transaction Expenses; Use of Trust Account Proceeds and Other Purchaser Cash	62
8.17. Nasdaq Capital Market Listing	63
8.18. Redemptions; Transaction Financing	63
8.19. Insider Letter Amendment Joinders	64
8.20. Polar Subscription Agreement	64
8.21. Drag-Along; Global Share Transfer	64
8.22. Incorporated Entities	65

ix. Closing conditions	65
9.1. Conditions to Each Party’s Obligations	65
9.2. Conditions to Obligations of the Company, Pubco and the Sellers	67
9.3. Conditions to Obligations of Purchaser	68
9.4. Frustration of Conditions	70

X. TERMINATION AND EXPENSES	70
10.1. Termination	70
10.2. Effect of Termination	72
10.3. Fees and Transaction Expenses	72

Xi. WAIVERs and releases	72
11.1. Waiver of Claims Against Trust	72
11.2. Release and Covenant Not to Sue	73

xIi. MISCELLANEOUS	73
12.1. Survival	73
12.2. Non-Recourse	73
12.3. Notices	74
12.4. Binding Effect; Assignment	74

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12.5. Third Parties	75
12.6. Governing Law; Jurisdiction	75
12.7. WAIVER OF JURY TRIAL	76
12.8. Specific Performance	76
12.9. Severability	76
12.10. Amendment	76
12.11. Waiver	77
12.12. Entire Agreement	77
12.13. Interpretation	77
12.14. Counterparts	78
12.15. Purchaser Representative	78
12.16. Seller Representative	79
12.17. Legal Representation	81

XIii DEFINITIONS	82
13.1. Certain Definitions	82
13.2. Section References	97

INDEX OF ANNEXES AND EXHIBITS

Annex	Description

Annex I	List of Signing Sellers
Annex II	List of Parties to the Non-Competition Agreements

Exhibit	Description

Exhibit A	Form of Seller Joinder
Exhibit B	Form of Incorporated Entity Joinder
Exhibit C	Insider Letter Amendment
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Non-Competition Agreement
Exhibit F	Sponsor Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 5, 2024 by and among (i) Compass Digital Acquisition Corp., a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) HCG Opportunity, LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser (other than the Sellers (as defined below) and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) upon execution of an Incorporated Entity Joinder (as defined below), a to-be-formed Cayman Islands exempted company to be named “EEW Renewables Corp” (“Pubco”), (iv) upon execution of an Incorporated Entity Joinder hereto, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of Pubco to be named “EEW Merger Sub” (“Merger Sub” and together with Pubco, the “Incorporated Entities”), (v) EEW Renewables Ltd, a company formed under the laws of England and Wales (the “Company”), (vi) each of the holders of the Company’s outstanding shares that are named on Annex I hereto and that have executed and delivered a copy of this Agreement as of the date hereof (collectively, the “Signing Sellers”), (vii) any Global Transferred Shareholders (as defined below) who become a party to this Agreement after the Registration Statement Effective Date (as defined below) by executing and delivering to Purchaser, Pubco, the Company and the Representative Parties a joinder agreement in substantially the form attached as Exhibit A hereto (each, a “Joining Seller” and such joinder agreement, a “Seller Joinder”), or who otherwise become bound by the provisions of this Agreement after the Registration Statement Effective Date pursuant to the drag-along rights to be set forth in the Amended Company Organizational Documents (as defined below) (the “Drag-Along Sellers” and, together with the Signing Sellers and the Joining Sellers, the “Sellers”), and (viii) E.E.W. Global Holding Limited, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative” and, together with the Purchaser Representative, the “Representative Parties”). Purchaser, the Company, the Sellers and the Representative Parties are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”, and after the date hereof, the term “Party” shall include any Incorporated Entity that enters into an Incorporated Entity Joinder.

RECITALS:

A. Purchaser is a blank check company incorporated in the Cayman Islands for the purpose of effecting a business combination or similar transaction with one or more businesses;

B. the Company, directly and indirectly through its subsidiaries, engages in the business of developing solar photovoltaic, electricity storage and green hydrogen projects around the world from greenfield to ready-to-build status;

C. on the date hereof, the Sellers own 100% of the issued and outstanding shares of the Company;

D. upon its incorporation, Pubco will be a newly incorporated Cayman Islands exempted company limited by shares that will be wholly owned by one or more shareholders, directors or executive officers of the Company who are not U.S. citizens or residents, will be incorporated as a holding company for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investees, and is expected to sign a joinder agreement in substantially the form of Exhibit B hereto (an “Incorporated Entity Joinder”) as promptly as practicable after its formation;

E. upon its incorporation, Merger Sub will be a newly incorporated Cayman Islands exempted company limited by shares that will be wholly owned by Pubco and incorporated for the sole purpose of effecting the Merger (as defined herein) and is expected to sign an Incorporated Entity Joinder as promptly as practicable after its formation;

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F. upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction whereby (a) Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent Pubco security, and (b) Pubco shall acquire all of the issued and outstanding Company Ordinary Shares (as defined below) from the Sellers in exchange for Pubco Ordinary Shares (as defined below) (the “Share Exchange”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act (as defined below) and the laws of England and Wales;

G. for U.S. federal income Tax purposes, the Transactions are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”);

H. the boards of directors of the Company and Purchaser have (and upon each Incorporated Entity’s execution of an Incorporated Entity Joinder, the board of directors of such entity will have) each (i) determined that the Transactions (as defined below) are fair, advisable and in the best commercial interests of their respective companies and shareholders, (ii) approved this Agreement and the Merger and the Share Exchange and other Transactions, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement and the Transactions;

I. simultaneously with the execution and delivery of this Agreement, the Purchaser and the Company, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement and Pubco entering into this Agreement through the execution of an Incorporated Entity Joinder, the Original Sponsor and the Sponsor have entered into an amendment to the Insider Letter (as defined below), a copy of which is attached as Exhibit C hereto (the “Insider Letter Amendment”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which (i) the Company and Pubco are given the right to enforce the terms of Sections 1 and 7 the Insider Letter against the SPAC Insiders (as defined below) party thereto, (ii) at the Closing, Pubco shall assume and be assigned the rights and obligations of the Purchaser under the Insider Letter, and (iii) effective as of the Closing, the lock-up applicable to each SPAC Insider party thereto with respect to the Founder Shares shall be reduced to 180 days after the Closing;

J. simultaneously with the execution and delivery of this Agreement, and as a condition and an inducement to Purchaser entering into this Agreement, the Sellers have each entered into a Lock-Up Agreement with the Purchaser and the Purchaser Representative, the form of which is attached as Exhibit D hereto (each, a “Lock-Up Agreement”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, each of which Lock-Up Agreement will become effective as of the Closing (as defined below);

K. simultaneously with the execution and delivery of this Agreement, and as a condition and an inducement to Purchaser entering into this Agreement, certain executive officers of the Company set forth on Annex II hereto that indirectly own a significant equity interest in the Company have each entered into a Non-Competition and Non-Solicitation Agreement in favor of Pubco, the Company and each of the other Covered Parties (as defined therein), the form of which is attached as Exhibit E hereto (each, a “Non-Competition Agreement”), each of which Non-Competition Agreement will become effective as of the Closing;

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L. simultaneously with the Closing, Pubco, the Purchaser, the Sponsor and the other “Holders” under the Founder Registration Rights Agreement, the Purchaser NRA Holders and the Insider Sellers will execute and deliver an Amended and Restated Registration Rights Agreement, in form and substance reasonably acceptable to the Purchaser, the Sponsor and the Company (“Amended Registration Rights Agreement”), amending and restating the Founder Registration Rights Agreement, to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, and to provide the Insider Sellers with registration rights thereunder to the extent applicable;

M. at or prior to the Closing, the shareholders of Pubco will amend and restate the memorandum and articles of association of Pubco in form and substance to be agreed upon by Purchaser and the Company acting reasonably prior to the filing of the initial Registration Statement with the SEC (the “Pubco A&R Memorandum and Articles”);

N. simultaneously with the execution and delivery of this Agreement, the Purchaser, the Company and, as a condition and an inducement to the Company and Purchaser entering into this Agreement, the Sponsor have entered into a letter agreement, a copy of which is attached as Exhibit F hereto (the “Sponsor Agreement”), and to which Pubco shall become a party after its formation pursuant to Pubco’s execution and delivery of a joinder thereto, pursuant to which, among other matters, the Sponsor agrees that in the event that there are any Excess Purchaser Expenses, the Sponsor will either, at the Sponsor’s election, (i) pay to Pubco, on the Closing Date, an amount equal to the Excess Purchaser Expenses in cash in immediately available funds or (ii) forfeit, immediately prior to Closing, an aggregate number of Founder Shares equal to the Excess Purchaser Expenses divided by $10.00; and

O. certain capitalized terms used herein are defined in Article XIII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE MERGER

1.1 The Merger. On the Closing Date, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Merger Sub and Purchaser shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company of the Merger. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Purchaser Subsidiary” (provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Purchaser Subsidiary).

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, Merger Sub and Purchaser shall cause the Merger to be consummated by (a) executing a plan of merger in form and substance reasonably acceptable to the Company, Merger Sub, Pubco and Purchaser (the “Plan of Merger”), and (b) filing the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act and Purchaser’s and Merger Sub’s Organizational Documents. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other date as may be agreed in writing by the Company and Purchaser and specified in the Plan of Merger, provided that such date shall not be a date later than the 90th day following the date of such registration (the “Effective Time”).

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1.3 Effect of the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, agreements, privileges, powers and franchises of Merger Sub and Purchaser shall vest in the Surviving Purchaser Subsidiary and all Liabilities, obligations and duties of Merger Sub and Purchaser shall become the Liabilities, obligations and duties of the Surviving Purchaser Subsidiary (including all rights and obligations with respect to the Trust Account), including in each case the rights and obligations of Purchaser and the Merger Sub under this Agreement and the Ancillary Documents from and after the Effective Time, and the Surviving Purchaser Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Purchaser Subsidiary. At the Effective Time, the Surviving Purchaser Subsidiary shall adopt the form of the amended and restated memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time (the “Surviving Purchaser Subsidiary A&R Memorandum and Articles”), as the amended and restated memorandum of association and articles of association of the Surviving Purchaser Subsidiary; provided that, at the Effective Time, (a) references therein to the name of Merger Sub shall be amended to be such name as reasonably determined by the Company and Pubco, but which shall not include the “Compass Digital” name (or any similar name) and (b) references therein to the authorized share capital of Merger Sub shall be amended to refer to the authorized share capital of the Surviving Purchaser Subsidiary as approved in the Plan of Merger, if necessary. The Parties (other than the Purchaser Representative) acknowledge and agree that after the Closing, they shall not use the name “Compass Digital” or any similar name without the prior written consent of the Sponsor and that the rights to use the “Compass Digital” name (and any similar name) shall remain with the Sponsor.

1.5 Directors and Officers of the Surviving Purchaser Subsidiary. The Parties shall take all action necessary so that at the Effective Time, the board of directors and executive officers of the Surviving Purchaser Subsidiary shall be the same as the board of directors and executive officers of Merger Sub, which shall be appointed by the Company in its sole discretion, each to hold office in accordance with the Surviving Purchaser Subsidiary A&R Memorandum and Articles until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued and Outstanding Securities of Purchaser and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco, Merger Sub or the Company:

(a) Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically separated and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-third of a Purchaser Warrant in accordance with the terms of the Purchaser Unit, which underlying Purchaser Securities shall be converted into Pubco Securities in accordance with the applicable terms of this Section 1.6.

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(b) Purchaser Ordinary Shares. At the Effective Time, (i) each Purchaser Class A Ordinary Share issued and outstanding prior to the Effective Time that is not redeemed or converted in the Closing Redemption (other than those described in Section 1.6(e) below) shall be converted automatically into one Pubco Ordinary Share and (ii) each Purchaser Class B Ordinary Share issued and outstanding prior to the Effective Time that has not been forfeited in accordance with the Sponsor Agreement shall be converted automatically into one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or required under applicable Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(e) below) shall thereafter represent the same number of Pubco Ordinary Shares.

(c) Purchaser Preference Shares. At the Effective Time, each issued and outstanding Purchaser Preference Share (other than those described in in Section 1.6(e) below), if any, shall be converted automatically into one Pubco Preference Share, following which, all Purchaser Preference Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of Purchaser Preference Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or required under applicable Law. Each certificate previously evidencing Purchaser Preference Shares shall be exchanged for a certificate representing the same number of Pubco Preference Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Preference Shares (other those described in in Section 1.6(e) below) shall thereafter represent the same number of Pubco Preference Shares.

(d) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(e) Treasury Shares. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

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(g) Merger Sub Shares. At the Effective Time, each ordinary share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Purchaser Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of the Surviving Purchaser Subsidiary.

(h) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Purchaser Subsidiary, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Effect of Merger on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of, or in connection with, the Merger and without any action on the part of any Party or the holders of any capital shares of Purchaser, Pubco or Merger Sub, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be redeemed in payment of the par value thereof and canceled without any conversion thereof.

1.8 Surrender of Purchaser Securities.

(a) All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(b) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share or Pubco Preference Share will be issued by virtue of the Merger, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share or Pubco Preference Share (after aggregating all fractional Pubco Ordinary Shares and Pubco Preference Shares, as applicable, that otherwise would be received by such holder) shall instead have the number of Pubco Ordinary Shares or Pubco Preference Shares, as applicable, issued to such Person rounded down in the aggregate to the nearest whole share.

(c) In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, that the Surviving Purchaser Subsidiary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Purchaser Subsidiary with respect to the certificates alleged to have been lost, stolen or destroyed.

Article II
SHARE EXCHANGE

2.1 Exchange of Company Ordinary Shares. At the Closing, and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and to be issued share capital of the Company held by the Sellers (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws and those set forth in the Company’s Organizational Documents), and with all rights attaching to the Purchased Shares.

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2.2 Consideration.

(a) Consideration. Subject to and upon the terms and conditions of this Agreement, the aggregate consideration owed to each Seller in exchange for its Purchased Shares shall consist of (i) the issuance in respect of each Company Ordinary Share owned by that Seller a number of Pubco Ordinary Shares equal to the Conversion Ratio (collectively for all Sellers, the “Exchange Shares”), and (ii) the issuance to that Seller of its Pro Rata Share of any Earnout Shares that may be issued and delivered in accordance with Section 2.4. Pubco shall issue to each Seller its Pro Rata Share of (x) the Exchange Shares at the Closing and (y) the Earnout Shares, if any, on the date determined in accordance with Section 2.4. For the avoidance of doubt, no holder of Company Securities will receive any consideration under or in connection with this Agreement unless they are Sellers hereunder (including as a Joining Seller or Drag-Along Seller), and then only with respect to the issued and outstanding Company Ordinary Shares that they own.

(b) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Closing, shall be cancelled, retired and/or terminated and cease to represent a right to acquire, be exchanged for or convert into Company Securities.

2.3 Surrender of Company Securities and Disbursement of Exchange Consideration.

(a) At the Closing, Pubco shall cause the Exchange Shares to be issued to the Sellers in exchange for their Company Ordinary Shares based on the Conversion Ratio.

(b) At the Closing, each Seller will deliver to Pubco (i) share certificates (to the extent not held in book-entry form) in respect of the Purchased Shares of which they are the registered holder at Closing (“Company Certificates”), (ii) a share transfer form duly executed by the registered holder in respect of such Purchased Shares, (iii) such waivers or consents as Pubco may reasonably require to enable it to be registered as the holder of such Purchased Shares, and (iv) an irrevocable power of attorney, in the form agreed in writing between the Purchaser and the Company prior to the Closing, given by the relevant Seller in favor of Pubco, to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the relevant Purchased Shares in the period between Closing and registration of the transfer of the relevant Purchased Shares in the Company’s register of members.

(c) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Registrar, the Seller may instead deliver to the Registrar a Lost Certificate Indemnity. Any Lost Certificate Indemnity properly delivered in accordance with this Section 2.3(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued and allotted by Pubco to any Seller by virtue of this Agreement or the Transactions, and each Seller who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that otherwise would be received by such Seller) shall instead have the number of Pubco Ordinary Shares issued and allotted to such Seller rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

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2.4 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, Pubco shall issue to the Sellers up to an additional 4,200,000 Pubco Ordinary Shares, subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted (the “Earnout Shares”), as additional consideration from Pubco in the event that any of the following conditions are met (each, a “Triggering Event”):

(i) Share Price Targets:

(A) the Sellers shall be entitled to receive 50% of the total Earnout Shares upon the first occurrence of the Trading Price equaling or exceeding $11.00 per share for a minimum of 20 out of 30 consecutive Trading Days during the Earnout Period; and

(B) the Sellers shall be entitled to receive the remaining 50% of the total Earnout Shares upon the first occurrence of the Trading Price equaling or exceeding $12.00 per share for a minimum of 20 out of 30 consecutive Trading Days during the Earnout Period; or

(ii) EBITDA Earnout: the Sellers shall be entitled to receive 100% of the total Earnout Shares in the event that the 2025 EBITDA equals or exceeds $41.9 million.

Each of the share price thresholds set forth in clauses (a)(i) above are referred to herein as a “Share Price Target”, and each Share Price Target shall be subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing.

(b) In no event shall the total number of Earnout Shares exceed 4,200,000 Pubco Ordinary Shares. For the avoidance of doubt, if the Triggering Event in Section 2.4(a)(ii) is met, then no more Earnout Shares will be issued thereafter, and if any Triggering Event in Section 2.4(a)(i) has previously been met, then the number of Earnout Shares issued upon meeting the Triggering Event in Section 2.4(a)(ii) will be reduced by the number of Earnout Shares previously issued. All references to the number of Earnout Shares herein will be equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted.

(c) In the event that during the Earnout Period Pubco is subject to a Change of Control at an express or implied price per share in the applicable transaction (the “Transaction Price”) that is equal to or greater than a Share Price Target for which a Triggering Event pursuant to Section 2.4(a)(i) has not yet occurred, then, subject to the terms and conditions of this Agreement, a Triggering Event shall be considered to have occurred pursuant to Section 2.4(a)(i) in respect of each such Share Price Target that is exceeded by the Transaction Price.

(d) During the Earnout Period, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the Trading Price on each Trading Day, and as soon as practicable (and in any event within five Business Days) after the end of each calendar month during the Earnout Period, the CFO will prepare and deliver to each Representative Party an Earnout Statement that sets forth (i) the Trading Price on each Trading Day for such month and the preceding month and (ii) whether a Share Price Target has been achieved during those months causing a Triggering Event to occur with respect to Section 2.4(a)(i). Similarly, as soon as practicable (and in any event within ten Business Days) after Pubco files its 2025 Annual Report with the SEC, the CFO will prepare and deliver to each Representative Party an Earnout Statement that sets forth (i) the 2025 EBITDA and (ii) whether a Triggering Event has occurred with respect to Section 2.4(a)(ii). As soon as practicable, and in any event within five Business Days after a Change of Control of Pubco, the CFO will send an Earnout Statement to each Representative Party indicating that a Change of Control has occurred, along with the details of such Change of Control, including the applicable Transaction Price for the Change of Control, and indicating whether a Triggering Event has occurred with respect to Sections 2.4(a)(i) and 2.4(c) as a result of such Change of Control. Notwithstanding the foregoing, neither any failure by the CFO to prepare or provide any Earnout Statement referenced in this Section 2.4(d), nor any error contained within an Earnout Statement, shall in any way prejudice whether a Triggering Event has occurred or whether any Earnout Shares are issuable by Pubco.

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(e) Each Representative Party will have ten Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related personnel and advisors of Pubco and its Subsidiaries regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco and its Subsidiaries shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement, including its calculation of the Trading Price during the applicable portion of the Earnout Period, the 2025 EBITDA or the Transaction Price in the event of a Change of Control of Pubco (and whether a Change of Control of Pubco has occurred), as applicable, and its determination of whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten Business Days thereafter. If the Representative Parties do not reach a final resolution within such ten-Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.4(f).

(f) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 2.4 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.4(f). Each Representative Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Representative Parties to the Independent Expert and not on the Independent Expert’s independent review with the Independent Expert making its determination with respect to each issue by selecting the applicable position submitted by either the Purchaser Representative or Seller Representative in their respective presentation; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each Representative Party will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.4. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties will request that the Independent Expert’s determination be made within 45 days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

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(g) If there is a final determination in accordance with this Section 2.4 that the Sellers are entitled to receive any of the Earnout Shares as a result of a Triggering Event having occurred, the applicable portion of the Earnout Shares will be due upon such final determination and Pubco will deliver such shares to the Sellers within ten Business Days thereafter, with each Seller receiving its Pro Rata Share of such Earnout Shares.

(h) Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the Trading Price, the 2025 EBITDA, the Transaction Price and the occurrence of a Change of Control of Pubco and the ability of the Sellers to earn the Earnout Shares, and the Sellers will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Share Price Targets.

2.5 Closing Statements. At least two Business Days prior to the Closing Date, (i) Purchaser shall deliver to the Company a written statement (the “Purchaser Closing Statement”) setting forth a good faith calculation of Purchaser’s estimate of the Purchaser Closing Expenses and the related determination of the amount of Excess Purchaser Expenses, if any, and (ii) the Company shall deliver to the Purchaser a written statement (the “Company Closing Statement” and, together with the Purchaser Closing Statement, the “Closing Statements”) setting forth a good faith calculation of the Company’s estimate of the Company Closing Expenses and the related determination of the amount of Excess Company Expenses, if any. Promptly upon delivering the Purchaser Closing Statement to the Company, if requested by the Company, Purchaser will meet with the Company to review and discuss the Purchaser Closing Statement and Purchaser will consider in good faith the Company’s comments to the Purchaser Closing Statement and make any appropriate adjustments to the Purchaser Closing Statement prior to the Closing, which adjusted Purchaser Closing Statement, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, shall thereafter become the Purchaser Closing Statement for all purposes of this Agreement. Promptly upon delivering the Company Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Company Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Company Closing Statement and make any appropriate adjustments to the Company Closing Statement prior to the Closing, which adjusted Company Closing Statement, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, shall thereafter become the Company Closing Statement for all purposes of this Agreement. Each Closing Statement and the determinations contained therein shall be prepared in accordance with this Agreement, and, as finally agreed upon in accordance with this Section 2.5, shall be the final determinations with respect to the amounts set forth therein.

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2.6 Seller Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.7 Termination of Certain Agreements. Without limiting the provisions of Section 11.2, each of the Company and the Sellers hereby agrees that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and the Sellers, in each case of clauses (a) and (b), shall automatically, and without any further action by any Person, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waives any obligations of the Company or the Sellers under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the Transactions, and any failure of the Company or the Sellers to comply with the terms thereof in connection with the Transactions.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the Transactions (the “Closing”) shall take place either remotely or at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to Purchaser, 1345 Avenue of the Americas, New York, NY 10105, United States of America, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second Business Day after all the conditions to the Closing set forth in Article IX have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing),, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

3.2 Withholding Rights. Each of Purchaser, the Company, Pubco, and Merger Sub (and their Affiliates and Representatives) shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or other applicable Tax Law. Other than in respect of amounts subject to compensatory withholding, Purchaser, Pubco, and Merger Sub (or their Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made as soon as reasonably practicable. Purchaser, Pubco, or Merger Sub (or their Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so deducted or withheld by Purchaser, the Company, Pubco, or Merger Sub (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

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3.3 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Transactions are intended to qualify as a transaction described in the Intended Tax Treatment. Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify for the Intended Tax Treatment.

3.4 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Purchaser Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the then current officers and directors of the Surviving Purchaser Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Sellers on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, Purchaser represents and warrants to the Company, Pubco and the Sellers as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Surviving Purchaser Subsidiary A&R Memorandum and Articles), the approval and execution of the Plan of Merger, and the making of related filings of resolutions and other documents with the Cayman Registrar, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted unanimously by Purchaser’s directors (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby are advisable, fair to, and in the best commercial interests of, Purchaser and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement in accordance with the Laws of the Cayman Islands, (c) directed that this Agreement be submitted to Purchaser’s shareholders for approval and (d) resolved to recommend that Purchaser’s shareholders approve this Agreement.

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4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or notice to any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement (including the Surviving Purchaser Subsidiary A&R Memorandum and Articles, the Plan of Merger and the resolutions and other documents related thereto), (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is or is required to be a party or otherwise bound, the consummation by Purchaser of the transactions contemplated hereby and thereby, and the compliance by Purchaser with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of Purchaser’s Organizational Documents (assuming, for the avoidance of doubt, the Required Purchaser Shareholder Approval is obtained as contemplated by this Agreement), (b) contravene or conflict with or constitute a violation of any Law or Order binding upon or applicable to Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of Purchaser, including the Trust Agreement, except for any deviations from any of the foregoing clauses (a), (b), (c) or (d) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

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4.5 Capitalization.

(a) Purchaser is authorized to issue 200,000,000 Purchaser Class A Ordinary Shares, 20,000,000 Purchaser Class B Ordinary Shares and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preference Shares or Purchaser Securities that are convertible or exchangeable into Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Ordinary Shares or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such shares. Other than the rights of Public Shareholders to have their Purchaser Class A Ordinary Shares redeemed in connection with any Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”) or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any Purchaser Securities or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any Purchaser Ordinary Shares.

(c) All Indebtedness of Purchaser, all cash liabilities that are payable by Purchaser (including upon the passage of time or those that are contingent upon the consummation of the Closing), and all other Purchaser Closing Expenses, in each case, as of the date of this Agreement (including those that are contingent upon the consummation of the Closing) are set forth on Schedule 4.5(c) (provided, that the amounts of such cash liabilities and other Purchaser Closing Expenses set forth therein are solely based on contractual commitments in effect as of the date of this Agreement and invoices received as of the date of this Agreement). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on or make any dividend or distribution of its properties or assets.

(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

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4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, together with any amendments, restatements or supplements thereto, and shall file all such forms, reports, schedules, statements, proxy materials and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following:

(i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form;

(ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above;

(iii) all other forms, reports, registration statements, prospectuses, proxy materials and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses, proxies and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”); and

(iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”).

(b) Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (i) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (ii) Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (i) through (ii), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) As of the date of this Agreement, (i) the Purchaser Units, the Purchaser Class A Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (ii) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (iii) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority, Nasdaq or the SEC with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (iv) Purchaser and such Purchaser Securities are in compliance with all of the applicable listing corporate governance rules of Nasdaq.

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(d) Purchaser has established and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act. Except as set forth in the SEC Reports, such disclosure controls and procedures are reasonably designed to ensure that all material information concerning Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Purchaser’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act.

(e) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements and accurately reflect the books and records of Purchaser as of the times and for the periods referred to therein, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(f) Purchaser maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) Purchaser does not maintain any off-the-book accounts and that Purchaser’s assets are used only in accordance with Purchaser’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of Purchaser and to account for Purchaser’s assets. Purchaser has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Purchaser. Purchaser or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Purchaser has engaged in questionable accounting or auditing practices.

(g) Except for any SEC SPAC Accounting Changes and except to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business. All material debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in the Purchaser Financials as of the date of such Purchaser Financials. Purchaser has no off-balance sheet arrangements.

4.7 Reporting Company; Listing. Purchaser is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and Purchaser Units, Purchaser Class A Ordinary Shares and Purchaser Public Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Action pending or, to the Knowledge of Purchaser threatened against Purchaser by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Purchaser Units, Purchaser Class A Ordinary Shares or Purchaser Public Warrants.

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4.8 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.8, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2023, not been subject to a Material Adverse Effect on Purchaser.

4.9 Compliance with Laws. Purchaser is, and has since its incorporation been, in compliance in all material respects with all Laws applicable to it and the conduct of its business, and Purchaser has not received written notice or, to the Knowledge of Purchaser, oral notice alleging any violation of applicable Law in any material respect by Purchaser.

4.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action, and, to the Knowledge of Purchaser, no pending or threatened investigations, in each case, to which Purchaser is subject or otherwise affecting its assets that have had or would reasonably be expected to have a Material Adverse Effect on Purchaser, nor, to the Knowledge of Purchaser, is there any reasonable basis for such Action or investigation to be made. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on Purchaser. None of Purchaser, its directors or officers, nor, any of it employees, agents, or any other Persons acting for or on behalf of Purchaser has, directly or knowingly indirectly (i) made, offered, promised, authorized, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, offered, promised, authorized or paid any unlawful contributions to a domestic or foreign political party or candidate or (iii) otherwise took any actions, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law. None of Purchaser, its directors or officers, nor, any of its employees, agents, or any other Persons acting for or on behalf of Purchaser is or has been a Person named on any economic sanctions administered, enacted or enforced by any Governmental Authority.

4.11 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local, and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.11(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return.

(b) There is no Action currently pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

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(c) Purchaser is not currently being audited by any Taxing Authority and has not been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions currently pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any proposed material Tax claims or assessments against it that remains unpaid (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP).

(d) There are no Liens with respect to any Taxes upon any of the property or assets of Purchaser, other than Permitted Liens.

(e) Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any material Tax Return or within which to pay any Taxes shown to be due on any material Tax Return; in each case, except for any extensions not requiring the consent of a Taxing Authority.

(f) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(g) Purchaser has not requested, or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

4.12 Employees and Employee Benefit Plans. Since its date of incorporation, Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.13 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.14 Material Contracts.

(a) Except as set forth on Schedule 4.14(a), as of the date of this Agreement, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) involves the engagement of a financial or similar professional advisor in respect of the Transactions, another Business Combination or any capital raising, in any case that would reasonably be expected to be applicable to the Transactions or would impose post-Closing obligations on Purchaser (or Pubco or its Subsidiaries) other than customary confidentiality and indemnification provisions, (iii) may not be cancelled by Purchaser on less than 60 days’ prior notice without payment of a material penalty or termination fee or (iv) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

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(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.15 Transactions with Affiliates. Schedule 4.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future material Liabilities, Indebtedness owed or obligations between Purchaser or any of its Subsidiaries, on the one hand, and any (a) present or former director, sponsor, officer or employee or Affiliate of Purchaser, or any of their respective “associates” or “immediate family” member (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing, or (b) record or beneficial owner of more than 5% of Purchaser’s issued and outstanding shares as of the date hereof, on the other hand, other than (x) for payment of salary or (y) reimbursement for reasonable expenses less than $100,000 incurred on behalf of Purchaser in the ordinary course of business consistent with past practice. Purchaser acknowledges that none of the “immediate family” members of any present or former director, sponsor, officer or employee or Affiliate of Purchaser owns directly or indirectly in whole or in part, or has any other material interest in, any material tangible or real property that Purchaser uses, owns or leases (other than through any equity interest in Purchaser or through the Administrative Services Agreement, dated as of October 14, 2021, as amended, by and between Purchaser and the Original Sponsor). To the extent not filed with the SEC prior to the date of this Agreement, true and complete copies of such Contracts have been provided to the Company.

4.16 Business Activities. Since its incorporation, Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination.

4.17 Investment Company Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.18 Finders and Brokers. Except as set forth on Schedule 4.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby (including any deferred fees, expenses or commissions from the IPO) based upon arrangements made by or on behalf of Purchaser.

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4.19 Certain Business Practices.

(a) Since its incorporation, neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, in the last five fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.20 Insurance. Schedule 4.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.21 Trust Account. As of the date of this Agreement, the Trust Account has a balance of no less than $27,166,000. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Purchaser or, to the Knowledge of Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Memorandum and Articles or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) (or Purchaser with respect to the income earned on the proceeds of the Trust Account to cover any tax obligations) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no claims or proceedings pending or, to the Knowledge of Purchaser, threatened in writing with respect to the Trust Account. Since its incorporation, Purchaser has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Following the Effective Time and after giving effect to all Redemptions, no Public Shareholder shall be entitled to receive any amount from the Trust Account.

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4.22 Insider Letter. The Insider Letter, as amended by the Insider Letter Amendment with respect to the SPAC Insiders party to the Insider Letter Amendment, is in full force and effect, and the lock-up periods set forth therein are in full force and effect.

4.23 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of any Target Company, any Seller, Pubco or Merger Sub or their respective Affiliates.

4.24 Independent Investigation. Notwithstanding anything contained in this Agreement, Purchaser acknowledges and agrees that Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub nor their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.25 No Other Representations or Warranties. Except for the representations and warranties expressly made by Purchaser in this Article IV (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Purchaser nor any other Person on its behalf makes any express representation or warranty with respect to Purchaser, Purchaser Securities, the business of Purchaser, or the Transactions or any of the Ancillary Documents, and Purchaser hereby expressly disclaims any other representations or warranties, whether made by Purchaser or any of its Representatives. Except for the representations and warranties expressly made by Purchaser in this Article IV (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of Purchaser.

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Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Each of Pubco and Merger Sub represents and warrants to Purchaser and the Company, as of the date that such Incorporated Entity executed and delivers an Incorporated Entity Joinder (the “Incorporated Entity Joinder Date”) and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco and Merger Sub is an exempted company duly incorporated, validly existing as an exempted company and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) to do business in each jurisdiction in which its ownership of property or the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco and Merger Sub have heretofore made available to Purchaser and the Company true, accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. None of Pubco or Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate actions and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement (including the filing of the Pubco A&R Memorandum and Articles), the approval and execution of the Plan of Merger, and the making of related filings of resolutions and other documents with the Cayman Registrar), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco and Merger Sub is, or is contemplated to be, a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is, or is contemplated to be, a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement (including the Pubco A&R Memorandum and Articles, the Plan of Merger and the resolutions and other documents related thereto), (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents (assuming, for the avoidance of doubt, in the case of Pubco, the due adoption of the Pubco A&R Memorandum and Articles as contemplated by this Agreement), (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, including waiting periods, approvals, clearances, required antitrust filings or orders required under Antitrust Laws, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not been and would not reasonably be expected to be, individually or in the aggregate, material to Pubco or Merger Sub or prevent Pubco or Merger Sub from consummating the Transactions.

5.5 Capitalization. As of Pubco’s Incorporated Entity Joinder Date, Pubco is authorized to issue 500,000,000 Pubco Ordinary Shares, of which one Pubco Ordinary Share is issued and outstanding, and which is owned by one or more shareholders, directors or executive officers of the Company who are not U.S. citizens or residents. As of Merger Sub’s Incorporated Entity Joinder Date, Merger Sub is authorized to issue 5,000,000 Merger Sub Ordinary Shares, of which one share is issued and outstanding, and which is owned by Pubco. Immediately prior to the Effective Time, pursuant to the Pubco A&R Memorandum and Articles, Pubco shall be authorized to issue 469,000,001 Pubco Ordinary Shares and 30,999,999 Pubco Preference Shares, of which one Pubco Ordinary Share shall at such time be issued and outstanding. Prior to giving effect to the Transactions, other than Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Amended Registration Rights Agreement, the provisions of this Agreement and any Liens incurred by the Sellers, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

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5.7 Activities of Pubco and Merger Sub. Since their incorporation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Foreign Private Issuer. Pubco is and shall be at all times through the Closing, a “foreign private issuer” as defined in Rule 405 under the Securities Act.

5.9 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub or the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.10 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.11 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates. All documents that Pubco is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

5.12 Independent Investigation. Notwithstanding anything contained in this Agreement, each of Pubco and Merger Sub acknowledges and agrees that such Party has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

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5.13 No Other Representations or Warranties. Except for the representations and warranties expressly made by Pubco and Merger Sub in this Article V or as expressly set forth in an Ancillary Document, none of Pubco nor Merger Sub, nor any other Person on their respective behalf, makes any express representation or warranty with respect to Pubco, Merger Sub, their respective securities or businesses, or the Transactions or any of the Ancillary Documents, and each of Pubco and Merger Sub hereby expressly disclaims any other representations or warranties, whether made by Pubco or Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco and Merger Sub in this Article V or in an Ancillary Document, each of Pubco and Merger Sub hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or Purchaser or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or Purchaser or any of their respective Representatives by any Representative of Pubco or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or Merger Sub.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is an exempted company duly organized, validly existing and in good standing under the Laws of England and Wales. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Subsidiaries of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of the Target Companies, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect. No order has been made, petition presented or resolution passed for the winding up of any Target Company. No administrator has been appointed in respect of any Target Company and no receiver has been appointed over the whole or any part of the property, assets or undertaking of any Target Company. No voluntary arrangement has been proposed or approved under Part I of the Insolvency Act 1986. No compromise, composition, scheme of arrangement or reconstruction under Part 26 or Part 26A of the UK Act or any other compromise or arrangement with creditors generally (or any class of them) has been made, proposed, agreed to or sanctioned in respect of any Target Company.

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6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been (or, in the case of Ancillary Documents to be entered into at or prior to Closing, will be) duly and validly authorized by the board of directors and shareholders of the Company in accordance with the Company’s Organizational Documents, the UK Act and any other applicable Law and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the filing and recordation of appropriate merger documents as required by the Cayman Act). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming, the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted unanimously at a meeting duly called and held (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, the Company and the Sellers, (ii) approved this Agreement and the Transactions in accordance with the Company’s Organizational Documents and the UK Act, (iii) directed that this Agreement and the Transactions be submitted to the Sellers for adoption, and (iv) resolved to recommend that the Sellers adopt this Agreement and the Transactions.

6.3 Capitalization.

(a) As of the date of this Agreement, the Company has 108,562,488 Company Ordinary Shares issued and outstanding, which comprises the whole of the Company’s allotted and issued share capital, and there are no other issued or outstanding equity interests of the Company. The legal (registered) and beneficial owners of all of the issued and outstanding Company Ordinary Shares, as of the date of this Agreement, are set forth on Annex I hereto, all of which Company Ordinary Shares are owned by the Persons set forth therein free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. After giving effect to the Share Exchange, Pubco shall own the Purchased Shares free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. All of the outstanding Company Ordinary Shares have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the UK Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury. There is no dispute concerning the Sellers’ title to the Purchased Shares or their ability to sell the same and no other Person has claimed, or to the knowledge of the Company is reasonably likely to claim, to have title to, or to be entitled to, any interest in the Purchased Shares. Save as contemplated in this Agreement or as set forth on Schedule 6.3(a), no Person has any right to be issued and allotted shares in the Company. The Company does not directly or indirectly hold any of its shares or other equity interests in treasury.

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(b) Other than as set forth on Schedule 6.3(b): (i) the Company has no Company Convertible Securities outstanding; (ii) there are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding; (iii) there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company; and (iv) there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws in all material respects. As a result of the consummation of the Transactions, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials delivered at or prior to the date of this Agreement, since the Balance Sheet Date, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the legal name and jurisdiction of organization of each Subsidiary of the Company. All of the outstanding equity securities of each Subsidiary of the Company are owned entirety by the Company or another Subsidiary of the Company, were offered, sold and delivered in compliance, in all material respects, with all applicable securities Laws, have been validly and duly authorized and issued, and are fully paid, non-assessable and free and clear of any Liens, other than those imposed by such Subsidiary’s Organizational Documents or as would not be material to the Target Companies, taken as a whole. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 6.4, no Subsidiary of the Company has any limitation whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or to repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or notice to any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain such Consents or to make such notices would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, the consummation by any Target Company of the transactions contemplated hereby and thereby and the compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, give rise to any obligation to make payments or provide compensation under, give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (d) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b), (c) and (d), as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the draft unaudited consolidated financial statements of the Target Companies as of and for each of the fiscal years ended April 30, 2023 and April 30, 2024, consisting of the draft unaudited consolidated statements of financial position (also referred to as a balance sheet) of the Target Companies as of April 30, 2023 and April 30, 2024, and the related unaudited consolidated statements of profit or loss and other comprehensive income (also referred to as an income statement), changes in equity and cash flows for the fiscal years then ended, and the related notes thereto (the “Draft Financials”), and (ii) when delivered in accordance with the requirements of Section 8.4(a), the audited consolidated financial statements of the Target Companies as of and for each of the fiscal years ended April 30, 2023 and April 30, 2024, consisting of the audited consolidated statements of financial position (also referred to as a balance sheet) of the Target Companies as of April 30, 2023 and April 30, 2024, and the related audited consolidated statements of profit or loss and other comprehensive income (also referred to as an income statement), changes in equity and cash flows for the fiscal year then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Audited Financials”). True and correct copies of the Draft Financials have been provided to Purchaser, and the Audited Financials will be delivered in accordance with the requirements of Section 8.4(a). The Company Financials (i) were and will be prepared from, and are and will be in accordance in all material respects with, the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were and will be prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the Draft Financials may exclude the footnote disclosures and other presentation items required for IFRS), and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. The Audited Financials comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) On the date hereof, each Target Company maintains accurate books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that, to the Knowledge of the Company, provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to account for such Target Company’s assets. On the Closing Date, each Target Company will maintain a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization and (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to account for such Target Company’s assets. Except as described in the Draft Financials, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past three years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness for more than $250,000 other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no outstanding Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) No Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries in the Company Financials delivered on or prior to the date of this Agreement, (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) set forth on Schedule 6.7(d).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or Pubco or their respective Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

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6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8, since December 31, 2023 through the date of this Agreement, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice and (b) not been subject to a Material Adverse Effect.

6.9 Compliance with Laws. No Target Company is, or in the past five years has been, in conflict or non-compliance with, or in default or violation of, any applicable Laws, except as would not be material to the Target Companies, taken as a whole, nor has any Target Company received in the past five years any written or, to the Knowledge of the Company, oral notice of any material conflict or material non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected.

6.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct its business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”), except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which are listed in Schedule 6.10. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole, all of the Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

6.11 Litigation. Except as described on Schedule 6.11, and except as would reasonably be expected not to be, either individually or in the aggregate, material to the Target Companies, taken as a whole, there is no (a) Action of any nature currently pending or, to the Knowledge of the Company, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three years or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past three years, in either case of (a) or (b) by or against any Target Company, its current or former directors or officers (provided that any litigation involving the directors or officers of a Target Company must be related to such Target Company’s business or assets), its business, equity securities or assets. None of the current or former officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud during the past five years.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, all Contracts to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each such Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that materially limit the ability of any Target Company (A) (1) to compete in any line of business or with any Person or in any geographic area, (2) to sell or provide any service or product or (3) to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any Target Company in the ordinary course of business or (B) to purchase or acquire an interest in any other Person;

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(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000 (other than intercompany Indebtedness solely among the Target Companies);

(iv) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than (A) Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or material continuing rights thereunder, including in either case with respect to indemnification, (B) in the ordinary course of business consistent with past practice or (C) intercompany Contracts solely among the Target Companies) or shares or other equity interests of any Target Company or another Person;

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vi) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(vii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000;

(viii) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements, employee confidentiality and invention assignment agreements or equity or incentive equity agreements, in each case, with employees entered into in the ordinary course of business consistent with past practice), or any Related Person;

(ix) obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(x) relates to a material settlement entered into within three years prior to the date of this Agreement or under which any Target Company has material outstanding obligations (other than customary confidentiality obligations);

(xi) provides another Person (other than another Target Company or any shareholder, manager, director or officer of any Target Company) with a power of attorney;

(xii) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xiii) is otherwise outside of the ordinary course of business and material to the Target Companies, taken as a whole, and not covered by clauses (i) through (xii) above.

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(b) Except as set forth in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against such Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) the Target Companies are not in breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and to the Knowledge of the Company no event has occurred or not occurred that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case, except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole; and (iv) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any Company Material Contract that provides for material continuing obligations by any party thereto to terminate such Company Material Contract or materially amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies, taken as a whole, in any material respect; and (v) the Target Companies have not waived any material rights under any Company Material Contracts.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth all U.S. and foreign granted or issued Patents, registered Trademarks, registered Copyrights, domain name registration and filed and pending applications for the grant, issuance or registration of any Patent, Trademark, Copyright or domain name in each case for which a Target Company is the owner, applicant or assignee of record as of the date hereof (“Company Registered IP”), specifying as to each item, as applicable: (A) the title, (B) the owner of the item, (C) the jurisdictions in which the item is granted, issued or registered or in which an application for issuance or registration has been filed and (D) the grant, issuance, registration or application numbers and dates. Schedule 6.13(a)(ii) sets forth all Company IP Licenses that are material to the Target Companies’ businesses as currently conducted. Each Target Company (i) owns, free and clear of all Liens (other than Permitted Liens) any and all Intellectual Property that is owned, in whole or in part by such Target Company and (ii) has valid and enforceable licenses to all other Intellectual Property that is used in and material to the conduct of such Target Company’s business as currently conducted. All registrations for material Copyrights, Patents, Trademarks and domain names that are owned by any Target Company are valid and in force, and to the Knowledge of the Company, all applications to register any material Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. Except as set forth in Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees (except for registration, maintenance, renewal and other official fees with respect to the Company Registered IP that become due after the date hereof), or otherwise account to any third party with respect to such Company Registered IP. Each Target Company has performed all material obligations imposed on it in the applicable Company IP Licenses, has made all material payments required under the applicable Company IP Licenses to date, and such Target Company is not in material breach or material default thereunder. The continued use by the Target Companies of the material Intellectual Property that is the subject of the Company IP Licenses in the same or similar manner that it is currently being used is not prohibited by such Company IP Licenses in material respects.

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(b) No Action is pending or, to the Knowledge of the Company, threatened against a Target Company that challenges the validity, enforceability or ownership of, or, to the extent that any Target Company does any of the following in its business as currently conducted, such Target Company’s right to use, sell, license or sublicense, or that otherwise relates to, any material Company IP, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. In the past three years, no Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting any actual or potential material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any material Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in any material respects in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any material Intellectual Property owned by a Target Company. No Target Company is currently infringing any Intellectual Property of any other Person in any material respect in connection with the use of any Company IP or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies as currently conducted. To the Company’s Knowledge, no third party is currently, or in the past three years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(c) All officers, directors, employees and independent contractors (to the extent any such independent contractor had access to or participated in the development of any Company IP) of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies ownership of all Intellectual Property arising from the services performed for a Target Company by such Person (or such ownership vested in such Target Company by operation of Law). In the past three years, no Target Company has received any written claim by any current or former officers, employees or independent contractors of a Target Company alleging any ownership interest of any such Person in any Company IP. To the Knowledge of the Company, in the past three years, there has been no material violation of a Target Company’s policies or practices related to the protection of any Company IP or any confidentiality or nondisclosure Contract relating to any Company IP. Each Target Company has taken reasonable security measures designed to protect the secrecy and confidentiality of all material Trade Secrets comprised in the Company IP.

(d) Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, to the Knowledge of the Company, in the past three years, (i) no Person has obtained unauthorized access to third party information and data (including Personal Data) in the possession or custody of a Target Company, nor (ii) has there been any other material compromise of the security or integrity of such information or data. Except as would not, individually or in the aggregate, be material to the Target Companies, taken as a whole, each Target Company has complied in all material respects with its own Privacy Policies, if any, each with respect to the Target Companies’ collection, processing and use of Personal Data.

(e) The consummation of any of the Transactions will not result in the breach, modification, cancellation, termination, suspension of or acceleration of any payments by a Target Company under, or release of source code for software included in Company IP because of: (i) any Contract providing for the license granted by a Target Company to a third party to use material Intellectual Property owned by a Target Company, or (ii) any Company IP License, except in each case as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights (except as would not reasonably expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole) under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such Transactions.

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6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all applicable material U.S. federal, state, local and non-U.S. Tax Returns required to be filed by it (taking into account all available extensions), and all such Tax Returns are true, accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes being contested in good faith for which adequate reserves have been established in the Company Financials delivered on or prior to the date of this Agreement. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened in writing against a Target Company by a Governmental Authority in a jurisdiction where a Target Company does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction.

(c) No Target Company is currently being audited by any Taxing Authority or has been notified in writing by any Taxing Authority that any such audit is currently contemplated or currently pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it that remain unpaid (other than, in each case, claims or assessments for which adequate reserves have been established in the Company Financials delivered on or prior to the date of this Agreement).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any material Tax Return or within which to pay any material amount of Taxes shown to be due on any material Tax Return, in each case, except for any extensions not requiring the consent of a Taxing Authority.

(g) No Target Company has made any change in a material Tax accounting method (except as required by a change in Law).

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the material Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

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(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any material amount of Taxes, nor is any such request outstanding.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company and material to the operations of the Target Companies taken as a whole, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has made available to Purchaser an accurate and complete copy of each Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. To the Knowledge of the Company, the Company Real Property Leases are not subject to any financial charge, security interest, agreement for sale, option to acquire, right of pre-emption or right of first refusal. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Except as (a) set forth on Schedule 6.16 or (b) as would not reasonably be expected to be, either individually or in the aggregate, material to the Target Companies, taken as a whole, each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 (“Material Personal Property”) is in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and is suitable for its intended use in the business of the Target Companies. The operation of a Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to Purchaser a true and complete copy of each lease agreement, lease guarantee, security agreement and other agreement related to any Material Personal Property that is leased by a Target Company, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”), and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

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6.17 Title to and Sufficiency of Assets. Other than as set forth on Schedule 6.17, each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets and properties, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Balance Sheet Date. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient in all material respects for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee classification, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 6.18(b), there are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Except as set forth on Schedule 6.18(c), (i) no employee of a Target Company is a party to a written employment Contract with a Target Company, and (ii) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (iii) no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any employee under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

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(d) Except as set forth on Schedule 6.18(d), each independent contractor engaged by any Target Company is a party to a written contract with a Target Company and has entered into customary covenants regarding confidentiality and non-competition in such Person’s Contract. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last three years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) or had any Liability, whether actual or contingent, for any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent summary plan descriptions and summary of material modifications thereto; (iii) the most recent annual and periodic accounting of plan assets; (iv) the most recent actuarial valuation; and (v) all material communications with any Governmental Authority concerning any material matter that is still pending or for which a Target Company has any outstanding material Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials delivered on or prior to the date of this Agreement; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

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(e) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to any Target Company, Pubco, the Surviving Company Subsidiary or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities; provided, that the foregoing shall not include arrangements entered into by the Target Companies in connection with the Transactions in compliance with the terms of this Agreement.

(f) Except as required by applicable Law or as expressly contemplated by this Agreement, no Target Company has announced its intention, in any material respect, to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Plan.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any Target Company or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any Target Company; or (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is, and for the past five years has been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole. No material Action is, or for the past five years has been, pending or, to the Knowledge of the Company, threatened in writing to revoke, modify, or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits except where such non-compliance would not reasonably be expected to be material to the Target Companies, taken as a whole.

(b) No Target Company is, or in the past three years has been, the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action or (iii) Release of a Hazardous Material, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole. No Target Company has assumed, contractually or by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) During the past three years, no Action has been made or is pending, or to the Knowledge of the Company, threatened in writing against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any applicable Environmental Law, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole. To the Knowledge of the Company, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material environmental Liabilities.

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(d) During the past three years, no Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws, except, in each case, as would not, individually or in the aggregate, be reasonably expected to be material to the Target Companies, taken as a whole.

(e) The Company has provided to Purchaser all material environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, there are not presently, and for the past three years there have not been, any material transactions or Contracts between any Target Company, on the one hand, and any Affiliate of any Target Company (other than another Target Company), any officer or director of any Target Company, any beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of Company Ordinary Shares constituting, as of the date of this Agreement, more than 5% of the total number of Company Ordinary Shares on a fully diluted basis, calculated on the date of this Agreement or any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”), on the other hand, other than for (a) Contracts and arrangements related or incidental to any Related Person’s employment or retention as a director or other service provider by a Target Company (including compensation, benefits and advancement or reimbursement of expenses), (b) immaterial loans to employees or other service providers of a Target Company in the ordinary course of business consistent with applicable Target Company policies and arrangements related or incidental thereto and (c) Contracts relating solely to a Related Person’s status as a holder of Company Ordinary Shares. Except as set forth on Schedule 6.21, no Related Person owns any material real property or Personal Property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of the Target Companies in any material respect, and the assets of the Target Companies do not include any material receivable or other material obligation or commitment from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

6.22 Insurance. As of the date of this Agreement, the Target Companies are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound. No Target Company has any self-insurance or co-insurance programs. Each such insurance policy is legal, valid, binding, enforceable and in full force and effect. In the past three years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. No Target Company has been refused any insurance coverage sought or applied for, and no Target Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Target Companies.

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6.23 Certain Business Practices.

(a) During the past five years, no Target Company, nor any of their respective Affiliates, directors or officers, nor, to the Knowledge of the Company, any other Representatives, in each case, acting on behalf of a Target Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The Target Companies are currently, and in the past five years have been, in material compliance with anti-money laundering laws, regulations, rules and guidelines by any Governmental Authority in any applicable jurisdiction, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the past five years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

6.24 Renewable Energy Matters.

(a) To the Knowledge of the Company, there are no provisions in any development plan materially adversely affecting the use or development of Projects in respect of which any Target Project SPV has entered into Project Documents.

(b) No Target Project SPV is in breach or violation of planning Laws and no Target Project SPV has received written or, to the Knowledge of the Company, oral notice from any planning authority that the current use of any property is in breach of planning Laws, in either case, that is or would reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

(c) No Target Project SPV has received written notice of any breach of any Project Document and, to the Knowledge of the Company, there (i) is no breach of any Project Document, (ii) are no grounds for termination of any Project Document (other than pursuant to the natural expiry of the term of that agreement) and (iii) are no events which have occurred that will constitute or result in a default of any obligation under a Project Document, in each case, as is or would reasonably be expected to be, individually or in the aggregate, material to the Target Companies, taken as a whole.

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(d) No Target Project SPV has received from any counterparty to any Project Document written notice of its intention to terminate such Project Document.

(e) No Target Project SPV is in material breach of any of the Project Documents.

(f) Except for the Project Documents, there are no Contracts, arrangements or licenses placing obligations or Liabilities on any Target Project SPV in respect of a Project which exceeds $250,000 or equivalent.

(g) No Target Company has entered into a Power Purchase Agreement in respect of any Project.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of any Target Company.

6.27 Independent Investigation. Notwithstanding anything contained in this Agreement, the Company acknowledges and agrees that the Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) neither Purchaser nor its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in: (a) any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) the Registration Statement; or (c) the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

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6.29 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express representation or warranty with respect to any of the Target Companies, the Company’s equity holders, the Company Ordinary Shares, the business of the Target Companies, or the Transactions or any of the Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether made by any Target Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article VI (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser or any of its Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller, severally and not jointly, hereby represents and warrants to Purchaser and Pubco, as of the date hereof (or with respect to a Joining Seller or Drag-Along Seller, as of the date such Person became a Joining Seller or Drag-Along Seller) and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which such Seller is, or is contemplated to be, a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. Such Seller has good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents), There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

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7.4 Government Approvals. No Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is, or is contemplated to be, a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or such Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect, in a material manner, the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

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7.7 Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; and (iii) may be subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Amended Registration Rights Agreement, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. Such Seller has not had any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, Purchaser or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV (including the related portions of the Purchaser Disclosure Schedules) and Article V, no representations or warranties have been made by Pubco, Merger Sub, Purchaser or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

7.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

7.9 Information Supplied. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser or its Affiliates.

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7.10 Independent Investigation. Notwithstanding anything contained in this Agreement, such Seller acknowledges and agrees that such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

7.11 No Other Representations or Warranties. Except for the representations and warranties expressly made by such Seller in this Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither such Seller nor any other Person on its behalf makes any express or implied representation or warranty with respect to such Seller or its businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the Ancillary Documents, and such Seller hereby expressly disclaims any other representations or warranties, whether implied or made by such Seller or any of its Representatives.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other then existing information, of or pertaining to Pubco, Merger Sub or the Target Companies, as Purchaser or its Representatives may reasonably request regarding Pubco, Merger Sub or the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Merger Sub or the Target Companies, including conducting any invasive or intrusive investigations; provided, further, that Purchaser and its Representatives shall not, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), make direct inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. Notwithstanding anything to the contrary in this Agreement, no Target Company shall be required to disclose any information to Purchaser or its Representatives to the extent such disclosure would, in the Company’s reasonable good faith determination (i) result in a loss of any attorney-client or other similar legal privilege, (ii) contravene any applicable Law or (iii) contravene the confidentiality restrictions in any Contract to which the disclosing Person is a party (provided, that the Target Companies shall use good faith efforts to provide access that complies with such confidentiality restriction, including giving effect to the provisions of Section 8.13(b) hereof). Nothing in this Section 7.1 shall require any Target Company to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the Transactions.

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(b) During the Interim Period, subject to Section 8.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other then existing information, of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries, including conducting any invasive or intrusive investigations. Notwithstanding anything to the contrary in this Agreement, Purchaser and its Subsidiaries shall not be required to disclose any information to Company, Pubco, Merger Sub or their respective Representatives to the extent such disclosure would, in the Purchaser’s reasonable good faith determination (i) result in a loss of any attorney-client or other similar legal privilege, (ii) contravene any applicable Law or (iii) contravene the confidentiality restrictions in any Contract to which the disclosing Person is a party (provided, that the Purchaser and its Subsidiaries shall use good faith efforts to provide access that complies with such confidentiality restriction, including giving effect to the provisions of Section 8.13(a) hereof). Nothing in this Section 7.1 shall require Purchaser or its Subsidiaries to disclose or provide access to any information which primarily relates to the negotiation of this Agreement or the Transactions.

8.2 Conduct of Business of the Company, Pubco, Merger Sub and the Sellers.

(a) During the Interim Period, except (i) as set forth on Schedule 8.2, (ii) to the extent necessary to comply with such Party’s obligations under this Agreement or any Ancillary Document, (iii) as necessary to ensure that such Party or its Subsidiaries complies with all applicable Laws, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with Purchaser’s consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all material applicable Laws and (C) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that (x) the failure to take any action which is prohibited by the provisions of Section 8.2(b) for which Purchaser has not provided its consent in accordance with Section 8.2(b) shall not constitute a breach of this Section 8.2(a) and (y) no action by the Company, Pubco or their respective Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 8.2(b) shall be deemed a breach of this Section 8.2(a).

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(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing) or as required by applicable Law, during the Interim Period, except (i) as set forth on Schedule 8.2, (ii) to the extent necessary to comply with such Party’s obligations under the Agreement or any Ancillary Document, (iii) as necessary to ensure that the such Party or its Subsidiaries complies with applicable Law, including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic or (iv) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries not to:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents, except as required by applicable Law, it being understood that routine administrative amendments and waivers (such as changes in directors or officers, changes in share capital that is otherwise permitted hereunder, and other similar amendments) are not material;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided, that the sale of equity securities (or other securities) of a Target Project SPV in connection with the sale of a Project in the ordinary course of business consistent with past practice, shall not require the consent of Purchaser;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Ordinary Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date of this Agreement providing for the repurchase of Company Ordinary Shares in connection with any termination of service);

(iv) (A) incur, create, assume, or otherwise become liable for any Indebtedness, directly, contingently or otherwise (including the guarantee or endorsement of Indebtedness, Liability or obligations of any other Person), in excess of $10,000,000 in the aggregate, or (B) make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), except for up to $2,500,000 in the aggregate for the development of solar photovoltaic projects through joint ventures in the ordinary course of business;

(v) materially increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, or make or commit to make any significant bonus payment (whether in cash, property or securities) other than in the ordinary course of business consistent with past practice to any employee, or materially increase other benefits of employees generally other than in the ordinary course of business consistent with past practice, or enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or in the case of the renewal of group health or welfare plans, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi) make or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person, permit to lapse, or fail to preserve, any material Company IP (other than in the ordinary course of business consistent with past practice);

(viii) terminate, or waive or assign any material right under, any Company Material Contract (except for an assignment by a Target Company to another Target Company) or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary that is not wholly owned by one or more of the Target Companies or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its material assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with IFRS, and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, Action or proceeding (including any Actions relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on such Party or any of its Subsidiaries) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, unless such amount has been reserved in the Company Financials delivered on or prior to the date of this Agreement or the consolidated financial statements of Pubco, as applicable, or is within the ordinary course of business consistent with past practice;

(xiv) effect any layoff or other personnel reduction or change of more than 15 employees at once (or at different times as part of the same business plan, scheme or strategy) at any of its facilities, except within the ordinary course of business consistent with past practice;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, except within the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $1,000,000 individually for any project (or set of related projects) or $2,000,000 in the aggregate, except within the ordinary course of business consistent with past practice;

(xvii) adopt a plan of complete or partial liquidation, dissolution, winding up or other reorganization (other than with respect to any dormant Subsidiary of the Company);

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(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan, under Indebtedness pursuant to clause (iv) above or in connection with any Transaction Expenses;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of such Party;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) commit in a binding manner to do any of the foregoing actions.

For the avoidance of doubt, with respect to this Section 8.2, the “ordinary course of business” of the Target Companies shall include the investigation, diligence, acquisition (including by way of acquisition of assets, contracts or companies), administration, development, financing and disposal of solar photovoltaic electricity projects and storage facilities, and all other activities related thereto, in each case consistent with the past practice of the Target Companies .

(c) Without limiting Sections 8.2(a) and 8.2(b), during the Interim Period, without the prior written consent of Purchaser (and except for the transfer of the Company Ordinary Shares by Global pursuant to the Global Share Transfer in accordance with Section 8.21(b)), (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (the “New Seller”) executes and delivers to Purchaser, Pubco, Merger Sub, the Company, the Seller Representative and the Purchaser Representative a joinder agreement in form and substance reasonably acceptable to Purchaser, the Company and Pubco to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Purchaser, Pubco, Merger Sub, the Company, the Seller Representative and the Purchaser Representative any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for such New Seller.

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8.3 Conduct of Business of Purchaser

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly contemplated by this Agreement or the Ancillary Documents (or as contemplated by any Transaction Financing), (ii) as set forth on Schedule 8.3, or (iii) as required by applicable Law (including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic), Purchaser shall, and shall cause its Subsidiaries to, (A) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) comply with all Laws applicable to Purchaser and each of its Subsidiaries and their respective businesses, assets and employees, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that (x) the failure to take any action which is prohibited by the provisions of Section 8.3(b) for which the Company has not provided its consent in accordance with Section 8.3(b) shall not constitute a breach of this Section 8.3(a) and (y) no action by Purchaser or its Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 8.3(b) shall be deemed a breach of this Section 8.3(a). Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with Purchaser’s then existing Organizational Documents or by amendment of Purchaser’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including as contemplated by any Transaction Financing) or as set forth on Schedule 8.3, or as required by applicable Law (including Antitrust Laws and mandatory measures enacted by any Governmental Authority in response to the COVID-19 pandemic), during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any material respect, its Organizational Documents (other than as necessary to effect an Extension);

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, in each case, other than the issuance of Purchaser Securities issuable upon conversion or exchange of their corresponding outstanding Purchaser Securities in accordance with their terms;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $250,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance (A) its ordinary course administrative costs and expenses and Transaction Expenses and other Purchaser Closing Expenses (other than Extension Expenses) incurred in connection with the consummation of the Transactions (including any Transaction Financing), up to aggregate additional Indebtedness during the Interim Period of $1,500,000, and (B) Extension Expenses

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(v) make or rescind any material election relating to Taxes, settle any Action relating to material Taxes, file any amended material Tax Return or claim for a material Tax refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) materially increase the compensation or benefits payable, whether conditionally or otherwise, to any director or officer of Purchaser or its Subsidiaries or adopt a new material compensation or benefit arrangement with respect to directors, officers or employees of Purchaser or its Subsidiaries;

(vii) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(viii) terminate or amend, waive or assign any material right or material term under any Purchaser Material Contract;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting with Purchaser’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on Purchaser or its Subsidiary) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, unless such amount has been reserved in the Purchaser Financials or is within the ordinary course of business consistent with past practice;

(xiv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xv) make any capital expenditures outside of the ordinary course of business consistent with past practice (excluding for the avoidance of doubt, incurring any Transaction Expenses, Extension Expenses or other Purchaser Closing Expenses);

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(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any Transaction Expenses, Extension Expenses or other Purchaser Closing Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xviii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

8.4 Audited Financials; Annual and Interim Financial Statements.

(a) The Company shall use its reasonable best efforts to deliver the Audited Financials to Purchaser by September 30, 2024, and in any event shall deliver the Audited Financials to Purchaser no later than October 31, 2024 (the “Audit Delivery Date”). The Company shall cause the Audited Financials (i) to be prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (ii) to be audited in accordance with the standards of the PCAOB and to contain a report of the Company’s auditor and (iii) to comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of date of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, the Company will deliver to Purchaser, (i) promptly after their preparation, all financial reports that the Company prepares for internal use on a periodic basis and consistent with past practice, detailing assets or liabilities as of a particular date or revenues or expenses for a particular period, and (ii) within 45 calendar days following the end of each of the fiscal quarters ending July 31, October 31 and January 31 falling after the Company’s delivery to Purchaser of the Audited Financials and within 60 calendar days following the end of each fiscal year ending April 30, an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from April 30, 2024 through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case of clause (ii) accompanied by a certificate of the Chief Financial Officer of the Company to the effect that such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue. During the Interim Period, the Company and Pubco shall take all commercially reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

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8.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Purchaser Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers, the Seller Representative and their respective Affiliates, a transaction (other than the Transactions) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the Transactions) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller or the Seller Representative, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing (including by email) of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller or the Seller Representative) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller or the Seller Representative, any Target Company), specifying in each case, the material terms and conditions thereof and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

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8.7 No Trading. The Company, Pubco, Merger Sub, the Sellers and the Seller Representative each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material non-public information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company, Pubco, Merger Sub, the Sellers and the Seller Representative each hereby agree that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of Purchaser (other than to engage in the Transactions in accordance with this Agreement), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or knowingly encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, if the Company has Knowledge that any Seller or the Seller Representative): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller or the Seller Representative) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller or the Seller Representative); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that would reasonably be expected to cause or result in any of the conditions to set forth in Article IX not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative) with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

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(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing, notification, notice, submission or application under Antitrust Laws, as applicable, with respect to the Transactions as promptly as reasonably practicable after the date hereof, with each of Purchaser and the Company bearing 50% of the costs and expenses thereof. Each Party will supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 8.9(b) may be redacted as necessary to comply with contractual arrangements or as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 8.9(b) may be restricted to outside counsel.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, if the Company has Knowledge that any Seller or the Seller Representative) receives any notice from such Governmental Authorities in connection with the Transactions and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with one another and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) For the avoidance of doubt, with respect to any information to be provided to, or participation or other rights of, the Sellers under this Section 8.9, the Seller Representative shall act solely on behalf of the Sellers.

8.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

8.11 The Registration Statement.

(a) As promptly as practicable after the date hereof, Purchaser, Pubco and the Company shall prepare, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of the Pubco Securities under this Agreement to (i) the holders of Purchaser Securities prior to the Effective Time, (ii) Joining Sellers who first execute and deliver to the Purchaser, Pubco and the Company Seller Joinders after the date on which the Registration Statement shall have become effective (the “Registration Statement Effective Date”) and which Seller Joinders contain an acknowledgement by such holders of Company Ordinary Shares that they have received the Proxy Statement prospectus with respect to the Transactions, and (iii) Drag-Along Sellers who are required by the Company, the Signing Sellers and the Joining Sellers after the Registration Statement Effective Date to participate in the Transactions pursuant to the Drag-Along Rights. The Registration Statement will also contain a notice of meeting and proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of convening and soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Closing Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. Any SEC filing fees and printer expenses related to the Registration Statement shall be borne equally by Purchaser and the Company, with each bearing 50% of such fees and expenses. Notwithstanding anything to the contrary contained in this Agreement, (i) each of Purchaser, Pubco and the Company agree that, without the prior written consent of Purchaser, Pubco and the Company, it will not accept or consent to a Seller Joinder executed by a Global Transferred Holder which is dated prior to the Registration Statement Effective Date or which does not contain an acknowledgement by such Global Transferred Holder that it has received the Proxy Statement prospectus with respect to the Transactions, and (ii) the Company, the Signing Sellers and the Joining Sellers will not cause any Global Transferred Holder to participate in the Transactions pursuant to their respective Drag-Along Rights until after the Registration Statement Effective Date, and any such notice regarding the exercise of such Drag-Along Rights shall include a copy of the Proxy Statement prospectus with respect to the Transactions.

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(b) The Proxy Statement shall include a notice of meeting and proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of any securities in any Transaction Financing) by the holders of Purchaser Ordinary Shares, as ordinary resolutions and special resolutions, as required by and in accordance with Purchaser’s Organizational Documents, the IPO Prospectus, the Securities Act, the Cayman Act and the rules and regulations of the SEC and Nasdaq, (ii) as a special resolution, the Merger and the entry by Purchaser into the Plan of Merger, (iii) as an ordinary resolution, the adoption and approval of a new equity incentive plan for Pubco in form and substance reasonably acceptable to the Company, Pubco and Purchaser (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to 5% of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing (giving effect to the Closing Redemption), (iv) as an ordinary resolution, the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.14 hereof, (v) as an ordinary resolution (or if required by applicable Law or the Purchaser Memorandum and Articles, as a special resolution) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in the foregoing clauses (i) through (v), collectively, the “Purchaser Shareholder Approval Matters”), (vi) as a special resolution, an amendment to the Purchaser Memorandum and Articles, effective immediately prior to the Closing, to remove the $5,000,001 net tangible assets requirement and “Redemption Limitation” requirements set forth in Sections 50.2(b), 50.4, 50.5, and 50.8 thereof in connection with the transactions contemplated by this Agreement (the “Redemption Limitation Amendment”), and (vii) as an ordinary resolution, the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Purchaser.

(c) The board of directors of Purchaser shall not withdraw, amend, qualify or modify its recommendation to the Purchaser’s shareholders that they vote in favor of Purchaser Shareholder Approval Matters (together with any withdrawal, amendment, qualification or modification of its recommendation to the Purchaser’s shareholders described in the Recitals hereto, a “Modification in Recommendation”), except to the extent that Purchaser’s board of directors determines in good faith, after consultation with counsel, that such Modification in Recommendation is required by their applicable fiduciary duties. Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting shall not be affected by any Modification in Recommendation. If on the date for which Purchaser Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided, that the Purchaser Extraordinary General Meeting may not be postponed to later than three Business Days prior to the Outside Date without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned). In connection with the Registration Statement, Purchaser, Pubco and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Securities Act, the Cayman Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any exhibit, amendment or supplement thereto prior to filing the same with the SEC. Purchaser and Pubco shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions or changes suggested by the Company and its counsel in connection therewith. Neither Purchaser nor Pubco shall file the Registration Statement or any exhibit, amendment or supplement thereto without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(d) Purchaser, Pubco and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Closing Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and Pubco and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents; provided, that neither Purchaser nor Pubco shall amend or supplement the Registration Statement without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

(e) Each of Purchaser, Pubco and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to respond to comments from the SEC and become effective. Each of Purchaser, Pubco and the Company shall provide the other such Parties with copies of any written comments, and shall inform the other such Parties of any material oral comments, that such Party or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the other such Parties and their counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and shall consider any such comments in good faith and shall use commercially reasonable efforts to accept all reasonable additions, deletions, or changes suggested by the other such Parties and their counsel in connection therewith.

(f) As soon as practicable following the Registration Statement becoming effective, Purchaser shall distribute the Proxy Statement to Purchaser’s shareholders and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with the Cayman Act, Purchaser’s Organizational Documents and the Securities Act for a date no later than 30 days following the date on which the Registration Statement became effective.

(g) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation and filing of the Proxy Statement and the distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Closing Redemption.

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(h) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that an opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters reasonably satisfactory to such counsel and to the Parties, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such opinion. Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement or the SEC’s review thereof, nothing in this Agreement shall require (i) the Company or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Sellers or (ii) the Purchaser or its Tax advisors to provide an opinion with respect to the Intended Tax Treatment or any other Tax consequences of the Transaction other than solely with respect to the Purchaser or the Purchaser shareholders and securityholders, in each case, other than, to the extent so requested or required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of the Transactions included in the Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC.

(i) If the Purchaser’s shareholders approve the Redemption Limitation Amendment at the Purchaser Extraordinary General Meeting, then promptly after the Purchaser Extraordinary General Meeting and prior to the Closing, the Purchaser shall amend the Purchaser Memorandum and Articles in accordance with the amendments contemplated by the Redemption Limitation Amendment.

8.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser, Pubco, and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow Purchaser, Pubco, and the Company reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided, that subject to this Section 8.12, the Parties and their Affiliates may make internal communications regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby to their and their Affiliates’ respective directors, officers and employees without the consent of any other Party and may make public statements regarding this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby containing information or events already publicly known other than as a result of a breach of this Section 8.12.

(b) Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within one Business Day thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four Business Days after the execution of this Agreement), Purchaser shall file one or more current reports on Form 8-K (together, the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. Pubco, Purchaser, the Purchaser Representative and the Company shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within one Business Day thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four Business Days after the Closing), Pubco shall file one or more reports of foreign private issuer on Form 6-K and shell company reports on Form 20-F (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Company, Purchaser and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release, the Closing Filing, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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8.13 Confidential Information.

(a) Each of the Company, Pubco, Merger Sub, the Sellers and the Seller Representative hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with Article X, for a period of one year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of one year after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each of the Company, Pubco, Merger Sub, the Sellers and the Seller Representative shall, and shall cause its Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that each of the Company, Pubco, Merger Sub, the Sellers and the Seller Representative and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Purchaser Confidential Information that is not returned or destroyed, including any oral Purchaser Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Purchaser hereby agrees that during the Interim Period, and, in the event that this Agreement is terminated in accordance with Article X, for a period of one year after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article X, for a period of one year after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, that Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further that any Company Confidential Information that is not returned or destroyed, including any oral Company Confidential Information, shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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8.14 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Merger Sub to resign, so that effective as of the Closing, the Surviving Purchaser Subsidiary will appoint a new board of directors pursuant to the terms of the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

(b) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that, effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of, at the option of the Company as determined prior to the effectiveness of the Registration Statement, between five and seven individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) the one person that is designated by Purchaser prior to the Closing, who will be approved by the Company, acting reasonably (the “Purchaser Director”), and (ii) the persons for the remaining four to six board positions that are designated by the Company prior to the Closing (the “Company Directors”), one of whom shall be the initial Chairperson of the Post-Closing Pubco Board; provided that such designees shall meet any applicable listing requirements of Nasdaq. A majority of the directors of the Post-Closing Pubco Board shall qualify as independent directors as defined under the Nasdaq rules. The Post-Closing Pubco Board shall be divided into three classes, which classes shall have staggered terms of three years each, with the composition of each “class” and committee membership determined by the Company’s board of directors prior to the Closing, subject to Nasdaq requirements.

(c) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that Svante Kumlin can serve as the post-Closing Chief Executive Officer and President of Pubco.

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8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, the Company, Pubco or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, the Company, Pubco or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person or any employment or other similar agreement between any D&O Indemnified Person and Purchaser, the Company, Pubco or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six years after the Closing, Pubco shall cause the Organizational Documents of Purchaser, Pubco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, the Company, Pubco and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 8.15 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) At the Closing, Pubco shall, or shall cause Purchaser (at Pubco’s expense) to, obtain and fully pay the premium for a “tail” insurance policy naming the directors and officers of Purchaser as direct beneficiaries that provides coverage for up to a six-year period from and after the Closing for events occurring prior to the Closing (the “D&O Tail Insurance”) that is, in the aggregate, not less advantageous to such directors and officers than Purchaser’s existing policy, except that in no event shall Pubco be required to pay an annual premium for such policy in excess of 300% of the aggregate annualized premium payable by Purchaser for its existing policy (in which case Pubco will get the best available coverage within such premium limit). Purchaser or Pubco shall provide the Company a copy of the D&O Tail Insurance policy and premium cost at least two Business Days in advance of the Closing Date for review. If obtained, Purchaser and Pubco shall maintain the D&O Tail Insurance in full force and effect, continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

8.16 Transaction Expenses; Use of Trust Account Proceeds and Other Purchaser Cash.

(a) The Parties agree that the Available Purchaser Cash shall be used at the Closing as follows: (i) first to pay for (x) any costs and expenses incurred in connection with Transaction Financing, including any fees paid to any placement agents (it being understood that the payment of any such costs and expenses does not reduce the amount of Available Purchaser Cash pursuant to this Section 8.16 to the extent that such costs and expenses were already deducted from the amount of Available Purchaser Cash pursuant to the definition of Additional Capital hereunder), and (y) the costs of the premiums for the D&O Tail Insurance; and (ii) then the remaining Available Purchaser Cash shall be used as follows: (x) half will be provided to Pubco for working capital and general corporate purposes, deployed at the discretion of the management of Pubco; (y) one-quarter (first using any remaining funds in the Trust Account after taking into account payments for the Closing Redemption) will be used to pay Purchaser Closing Expenses; and (z) one-quarter will be used to pay Company Closing Expenses; provided, that to the extent that any Available Purchaser Cash consists of Bridge Financing that has already been expended by the Company, such amounts, if used to pay Company Closing Expenses, will be considered to have been applied under clause (z) above and, otherwise, will be considered to have been provided to Pubco under clause (x) above.

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(b) The Parties further agree that any cash received after the Closing in respect of Transaction Financing shall be used as follows: (i) to pay, divided equally, any Purchaser Closing Expenses and Company Closing Expenses that remained unpaid after the application of Available Purchaser Cash pursuant to the first sentence above, and (ii) any remainder after payment of all unpaid Purchaser Closing Expenses and Company Closing Expenses will be provided to Pubco for working capital and general corporate purposes, deployed at the discretion of the management of Pubco.

8.17 Nasdaq Capital Market Listing. Purchaser and Pubco shall use their respective reasonable best efforts to cause, and the Company and the Sellers shall use their reasonable best efforts to assist and support, as promptly as practicable after the date of this Agreement, but in no event later than the Closing Date: (a) Pubco’s initial listing application with Nasdaq in connection with the Transactions to have been approved; (b) Pubco to satisfy all applicable initial and continuing listing requirements of Nasdaq (provided, that without limiting the obligations of Global with respect to the Global Share Transfer and the Company, the Signing Sellers and the Joining Sellers with respect to the enforcement of the Drag-Along Rights, Purchaser and Pubco, with the reasonable assistance of the Company and the Sellers, shall use their reasonable best efforts and take all actions reasonably necessary to ensure that Pubco has a sufficient number of shareholders to meet the initial listing requirements of the exchange (assuming the consummation of the Global Share Transfer and the enforcement of the Drag-Along Rights) and any costs or expenses incurred to comply with this exchange requirement (other than the Global Share Transfer and the enforcement of the Drag-Along Rights, which shall be a Company Closing Expense) shall be for the account of the Purchaser and shall be a Purchaser Closing Expense); and (c) the Pubco Ordinary Shares to have been approved for listing on Nasdaq, subject to official notice of issuance.

8.18 Redemptions; Transaction Financing.

(a) During the Interim Period, each of Purchaser, Pubco and the Company will use their reasonable efforts to minimize the amount of funds in the Trust Account that are redeemed by Public Shareholders in any Redemption.

(b) Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser, the Company and Pubco shall use their commercially reasonable efforts to enter into financing agreements (“Financing Agreements”) for one or more Transaction Financings on such terms and structuring, and using such strategy, placement agents and approach, as Purchaser and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed). Further, each of Purchaser, the Company and Pubco shall use their reasonable best efforts to facilitate the applicable Parties entering into Financing Agreements for private placements of common equity and/or trust non-redemption or backstop arrangements yielding in the aggregate Additional Capital of at least $25 million. Purchaser, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). The Company shall consider in good faith the form, structuring and amount of any Transaction Financing proposed by Purchaser, including a committed equity facility, if it is on terms and conditions that apply to Pubco, Purchaser, the Company and their respective Subsidiaries that are on generally prevailing market terms or better; provided, that the Company may (in its sole discretion) decline to enter into any Transaction Financing involving convertible securities, preferred securities, indebtedness, committed equity or debt facilities or other similar arrangements having a conversion price or minimum sale price or any other similar term that may require Pubco to issue shares or otherwise raise equity at a price of less than $4.00 per share (which, for the avoidance of doubt, shall be calculated without taking into account any securities transferred by Sponsor), immediately following the Closing, and as adjusted for splits, mergers, reorganizations and other similar transactions.

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(c) Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and Purchaser (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or Purchaser, during the Interim Period Purchaser, the Company and Pubco shall not (i) reduce the committed investment amount to be received by Purchaser, Pubco or the Company under any Financing Agreement or reduce or impair the rights of Purchaser, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Purchaser, Pubco and the Company shall use their reasonable best efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

8.19 Insider Letter Amendment Joinders. As promptly as practicable after the date hereof, Purchaser shall use its commercially reasonable efforts to cause each of the other holders of Founder Shares (collectively with the Sponsor and the Original Sponsor, the “SPAC Insiders”) and the other Insider Letter Joinder Holders to sign a joinder to become bound to the Insider Letter Amendment as “Insiders” thereunder.

8.20 Polar Subscription Agreement. Notwithstanding anything to the contrary contained herein, (i) immediately prior to the Closing, Purchaser shall issue to Polar the number of Purchaser Class A Ordinary Shares required to be issued by the Purchaser at the Closing under Section 1.2 of the Polar Subscription Agreement (together with the Pubco Ordinary Shares to be received in exchange for such shares in the Merger, the “Polar Shares”), which Purchaser Class A Ordinary Shares, for the avoidance of doubt, will not be entitled to participate in the Closing Redemption, and (ii) at the Closing, Purchaser and Pubco will pay to Polar the amounts required pursuant to Section 1.3 of the Polar Subscription Agreement (the “Polar Loan”). Purchaser, Pubco and the Company will use their commercially reasonable efforts to cause such Polar Shares, to the extent feasible and in compliance with all applicable Laws, to be registered pursuant to the Registration Statement (and to the extent that they are not so registered, Pubco will file a registration statement with the SEC after the Closing with respect to the Polar Shares and cause such registration statement to become effective in accordance with the requirements of Section 1.2 of the Polar Subscription Agreement).

8.21 Drag-Along; Global Share Transfer.

(a) As soon as practicable (but in any event within ten Business Days) after the date of this Agreement, the Company will amend its Organizational Documents (the “Amended Company Organizational Documents”) in form and substance reasonable acceptable to the Company and Purchaser to provide the Company and the Company’s shareholders with drag-along rights in accordance with the Laws of England and Wales, such that in the event that the Company’s shareholders sell at least 70% of the issued and outstanding Company Ordinary Shares in one or more related transactions, the Company and Company shareholders participating in the sale transaction that hold at least 70% of the issued and outstanding Company Ordinary Shares can force other holders of Company Ordinary Shares to participate in such sale transaction on the same terms as the selling Company shareholders (the “Drag-Along Rights”), and to also subject the Company shareholders to transfer restrictions with respect to their Company Ordinary Shares so that they cannot transfer their Company Ordinary Shares without the prior approval of the Company’s Board of Directors, other than pursuant to an approved sale of the Company (which will include the Transactions).

(b) As soon as practicable (and in any event within ten Business Days) after the enactment of the Amended Company Organizational Documents, Global, as a Seller hereunder, will transfer Company Ordinary Shares to certain Persons as set forth on Schedule 8.21 (the “Global Transferred Shareholders” and, such transfers, the “Global Share Transfer”). The Global Transferred Shareholders will take such Company Ordinary Shares from Global free of the restrictions set forth in Global’s Lock-Up Agreement unless the Global Transferred Shareholder is a Pubco Insider immediately after the Closing.

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(c) From and after the Registration Statement Effective Date, the Company and the Signing Sellers will use their commercially reasonable efforts to cause the Global Transferred Shareholders to sign Seller Joinders to become parties to this Agreement as Sellers hereunder with respect to the Company Ordinary Shares transferred to them pursuant to the Global Share Transfer, and in any event, within five Business Days after the Registration Statement Effective Date, the Company, the Signing Sellers and the Joining Sellers will exercise their respective Drag-Along Rights and use their best efforts to cause any Global Transferred Shareholders that are not yet Joining Sellers under this Agreement as of such time to participate in the Transactions with respect to their Company Ordinary Shares received in the Global Share Transfer and become Drag-Along Sellers hereunder.

8.22 Incorporated Entities. As promptly as practicable (and in any event within ten Business Days) following the date of this Agreement, the Company shall cause each Incorporated Entity to be formed solely for the purpose of engaging in the Transactions. Pubco shall be 100% owned solely by the Company or a shareholder, officer or director of the Company, and from its formation and through the Closing Pubco shall qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act. Merger Sub shall be wholly-owned subsidiary of Pubco. Promptly after the Company receives the official registered memorandum and articles of association (or equivalent document) following the formation of the applicable Incorporated Entity from the applicable Governmental Authority (and in any event within two Business Days thereafter), the Company shall (i) cause such Incorporated Entity to execute and deliver to Purchaser, the Company, the Purchaser Representative and the Seller Representative an Incorporated Entity Joinder, pursuant to which, among other things, such Incorporated Entity shall (A) become a party to this Agreement as of the date thereof and (B) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to it as a Party and shall assume all rights and obligations applicable to such Incorporated Entity hereunder, with the same force and effect as if originally named herein, and (ii) deliver to Purchaser evidence of such Incorporated Entity’s adoption and approval of this Agreement and the Transactions in form and substance reasonably acceptable to Purchaser. Additionally, promptly after the Company receives the official registered memorandum and articles of association (or equivalent document) following the formation of the applicable Incorporated Entity from the applicable Governmental Authority (and in any event within two Business Days thereafter), the Company shall cause Pubco to execute and deliver to Purchaser and the other parties thereto a joinder to the Insider Letter Amendment, each Lock-Up Agreement, each Non-Competition Agreement and the Sponsor Agreement to become party to each such Ancillary Document.

Article IX
CLOSING CONDITIONS

9.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Purchaser Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

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(b) Antitrust Laws. Any waiting period (and any extension thereof) prescribed by the Antitrust Laws of the relevant jurisdiction and applicable to the consummation of the Transactions shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions and that are set forth in Schedule 9.1(c) shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions and that are set forth in Schedule 9.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.

(f) Net Tangible Assets Test. In the event that the Redemption Limitation Amendment is not approved by the Purchaser’s shareholders at the Purchaser Extraordinary General Meeting, either (i) the Purchaser shall have immediately prior to the Closing, after giving effect to the Closing Redemption and any Transaction Financing, or (ii) Pubco shall have upon the consummation of the Closing, after giving effect to the Closing Redemption and any Transaction Financing, in either case, net tangible assets of at least $5,000,001 on a consolidated basis (as calculated in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i) Pubco Memorandum and Articles Amendment. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in the form of the Pubco A&R Memorandum and Articles.

(j) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing and Pubco has not received any written objection to such determination.

(k) Nasdaq Listing. Upon the Closing, Pubco’s initial listing application with Nasdaq in connection with the Closing shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq. In addition, the Pubco Ordinary Shares shall have been approved for listing on Nasdaq, subject to official notice of issuance.

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9.2 Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 9.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, Pubco and the Seller Representative) of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in:

(i) Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.18 (Finders and Brokers) and Section 4.21 (Trust Account) shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the date of this Agreement and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date);

(ii) clause (b) of Section 4.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date); and

(iii) this Agreement other than those described in Section 9.2(a)(i) and Section 9.2(a)(ii) above shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein, but giving effect to the use of the defined term “Purchaser Material Contract”), in each case as of the date of this Agreement and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Minimum Cash Condition. Upon the Closing: (i) the Available Purchaser Cash shall equal or exceed $15,000,000, (ii) the Purchaser Cash shall equal or exceed $25,000,000, and (iii) Purchaser shall have delivered to the Company evidence reasonably satisfactory to the Company of the amount of the Available Purchaser Cash and Purchaser Cash.

(e) Certain Ancillary Documents. The Insider Letter Amendment (as it may be further amended in accordance with the terms thereof) shall be in full force and effect in accordance with the terms thereof as of the Closing with respect to the parties thereto.

(f) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.2(a), 9.2(b) and 9.2(c) with respect to Purchaser.

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(ii) Secretary Certificate. The Company shall have received a certificate from Purchaser dated as the Closing Date, signed by the Secretary or other executive officer of Purchaser in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Merger, the Company Share Transfer, and the other transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Amended Registration Rights Agreement. The Company and Pubco shall have received a copy of the Amended Registration Rights Agreement duly executed by Purchaser, the Original Sponsor and the Sponsor.

9.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 9.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties: Each of the representations and warranties of:

(i) (A) Pubco and Merger Sub set forth in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.9 (Finders and Brokers), (B) the Company set forth in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Subsections (a) and (b) of Section 6.3 (Capitalization) and Section 6.26 (Finders and Brokers), and (C) the Sellers set forth in Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement), Section 7.3 (Ownership) and Section 7.8 (Finders and Brokers), in each case, shall be true and correct in all material respects (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein), in each case as of the date of this Agreement (except with respect to each Incorporated Entity, for which the applicable date will instead be its Incorporated Entity Joinder Date) and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date);

(ii) the Company set forth in clause (b) of Section 6.8 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date); and

(iii) the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement other than those described in Section 9.3(a)(i) and Section 9.3(a)(ii) above shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein, but giving effect to the use of the defined term “Company Material Contract”), in each case as of the date of this Agreement and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole, Pubco or any Seller.

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(b) Agreements and Covenants. Each of the Company, Pubco, Merger Sub, each Seller and the Seller Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Insider Letter Amendment (as it may be further amended in accordance with the terms thereof) shall be in full force and effect in accordance with the terms thereof as of the Closing with respect to the parties thereto. Each Non-Competition Agreement and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from each of the Company, Pubco and Merger Sub, dated as the Closing Date, signed by an executive officer of such Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c), with respect to such Party, as applicable.

(ii) Seller Certificate. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 9.3(a) and 9.3(b) with respect to such Seller.

(iii) Secretary Certificates. Purchaser shall have received a certificate from each of the Company and Pubco, dated as the Closing Date, signed by the Secretary or other executive officer of such Party in such capacity, certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is or is required to be a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which such Party is or is required to be a party or otherwise bound.

(iv) Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company, Pubco and Purchaser, between each of the persons set forth Schedule 9.3(e)(iv) hereto and the applicable Target Company or Pubco, as noted in Schedule 9.3(e)(iv), each such employment agreement duly executed by the parties thereto.

(v) Amended Registration Rights Agreement. Purchaser shall have received a copy of the Amended Registration Rights Agreement duly executed by Pubco and the Insider Sellers.

(vi) Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificates and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

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(vii) Termination of Indebtedness. Purchaser shall have received evidence reasonably acceptable to Purchaser that any outstanding Indebtedness of any Target Company for which the Target Company is a co-borrower or guarantor of Indebtedness of a direct or indirect shareholder of the Company will be fully paid and extinguished or otherwise satisfied as of the Closing, with any Liens on any Target Company or its assets or securities being released in connection therewith.

(viii) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

(ix) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 9.3(e)(ix) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(f) Incorporated Entities. Each of the Incorporated Entities shall have been formed and shall have duly executed and delivered to Purchaser an Incorporated Entity Joinder, and Pubco shall have duly executed and delivered to Purchaser and the other parties thereto a joinder to each of the Insider Letter Amendment, the Joinders, the Non-Competition Agreements and the Sponsor Agreement to become party to each such Ancillary Document.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, the Seller Representative, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article X

TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser, Pubco and the Company;

(b) by written notice from either of Purchaser or the Company to the other if any of the conditions to the Closing set forth in Article IX have not been satisfied or waived on or prior to 5:00 p.m. EST on the earlier of January 19, 2025 and the then applicable deadline for Purchaser to complete its initial business combination in accordance with its Organizational Documents (the “Outside Date”); provided, that if Purchaser exercises its monthly right to extend its deadline to consummate its Business Combination as set forth in its Organizational Documents, as in effect on the date hereof, past January 19, 2025, then either of Purchaser or the Company shall have the right by providing written notice thereof to the other to extend the Outside Date for an additional month for each such monthly extension, up to a total of three additional months ending April 19, 2025; provided, further, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative Pubco or Merger Sub) to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, such Order or action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.2(a) or Section 9.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to Purchaser by the Company and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, Merger Sub, any Seller or the Seller Representative is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub, any Seller or the Seller Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 9.3(a) or Section 9.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement (or, with respect to an Incorporated entity, its Incorporated Entity Joinder Date) or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) 20 days after written notice of such breach or inaccuracy is provided to the Company by Purchaser and (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies, taken as a whole, or Pubco following the date of this Agreement which is continuing and uncured for at least ten Business Days after written notice of such Material Adverse Effect is provided by Purchaser to the Company;

(g) by written notice by either Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; provided, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative Pubco or Merger Sub) to comply with any provision of this Agreement has been a primary cause of, or primarily resulted in, the failure to obtain the Required Purchaser Shareholder Approval; or

(h) by written notice by Purchaser to the Company, if (i) the Company has not delivered the Audited Financials to Purchaser on or before the Audit Delivery Date (provided, that such termination right under this clause (i) may no longer be exercised by Purchaser after the Company has delivered to Purchaser the Audited Financials), or (ii) the Audited Financials, when delivered, are materially different from the Draft Financials in an adverse manner, including the consolidated revenues or assets as of a given period or date being more than 20% less or the consolidated liabilities as of a given date being more than 20% greater than the amounts set forth in the Draft Financials for the corresponding period or date.

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10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and of no further effect, and there shall be no Liability on the part of any Party or any of their respective Representatives whatsoever, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 10.3, 11.1, Article XII and this Section 10.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any covenant or obligation under this Agreement or any Fraud claim with respect to any representation or warranty under this Agreement, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in this Section 10.2 and Section 10.3 (but subject to Section 11.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 12.8), no Party shall be entitled to seek monetary damages prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions.

10.3 Fees and Transaction Expenses. Unless otherwise expressly provided herein, including as set forth in Sections 2.4, 8.9(b), 8.11(a), 8.16, 11.1, 12.15 and 12.16, all Transaction Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Article XI
WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, Pubco, Merger Sub, each Seller and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (in connection with the consummation of Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an Extension, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within 24 months after the closing of the IPO, which has since been extended to December 19, 2024 (with the automatic right for Purchaser to extend on a monthly basis for up to an additional four months until April 19, 2025) by amendment to Purchaser’s Organizational Documents, and is subject to further extension by additional amendments to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes or up to $100,000 to pay dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, Merger Sub, each Seller and the Seller Representative hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, any Seller or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to Public Shareholders (“Public Distributions”), or make any claim against the Trust Account or Public Distributions, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Pubco, Merger Sub, any Seller, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Trust Account Released Claims”). Each of the Company, Pubco, Merger Sub, the Sellers and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Trust Account Released Claims that any such Party or any of its Affiliates may have against the Trust Account or Public Distributions now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account or Public Distributions for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub, each Seller and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and the Company, Pubco, Merger Sub, each Seller and the Seller Representative each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, Pubco, Merger Sub, any Seller or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, the Company, Pubco, Merger Sub, each Seller and the Seller Representative each hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account or Public Distributions or any amounts contained therein. In the event that the Company, Pubco, Merger Sub, any Seller or the Seller Representative or any of their respective Affiliates commences an Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account, Public Distributions or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Pubco, Merger Sub, the Sellers and the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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11.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 11.2.

Article XII
MISCELLANEOUS

12.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

12.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent that they are a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of a Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

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12.3 Notices. Except as otherwise expressly provided herein, any notice, consent, waiver and other communication hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, at or prior to the Closing, to:

Compass Digital Acquisition Corp.
195 US HWY 50, Suite 309
Zephr Cove, NV 89448
Attn: Thomas D. Hennessy, CEO
Telephone No.: (310) 954-9665
Email: thennessy@hennessycapitalgroup.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com, sneuhauser@egsllp.com

If to the Purchaser Representative, to:

HCG Opportunity, LLC
195 US HWY 50, Suite 309
Zephr Cove, NV 89448
Attn: Thomas D. Hennessy
Telephone No.: (310) 954-9665
Email: thennessy@hennessycapitalgroup.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Matthew A. Gray, Esq., Stuart Neuhauser, Esq.
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com, sneuhauser@egsllp.com

If to the Company prior to the Closing, to: EEW Renewables Ltd 115 Park Street London, England, W1K 7AP Attn: Mr. Svante Kumlin, CEO Telephone No.: +33 670 67 11 61 Email: sk@eew.solar	with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attn: Keith Billotti, Esq. Telephone No.: (212) 574-1274 Email: billotti@sewkis.com

If to an Incorporated Entity at or prior to the Closing: to such address as set forth in the Incorporated Entity Joinder for such Incorporated Entity

If to the Seller Representative or any Seller to:

E.E.W. Global Holding Limited
115 Park Street
London, England, W1K 7AP
Attn: Mr. Svante Kumlin, CEO
Telephone No.: +33 670 67 11 61
Email: sk@eew.solar

with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attn: Keith Billotti, Esq. Telephone No.: (212) 574-1274 Email: billotti@sewkis.com

If to Pubco, Purchaser or the Company after the Closing, to:

EEW Renewables Corp
115 Park Street
London, England, W1K 7AP
Attn: Mr. Svante Kumlin, CEO
Telephone No.: +33 670 67 11 61
Email: sk@eew.solar

with a copy (which will not constitute notice) to: Seward & Kissel LLP One Battery Park Plaza New York, NY 10004 Attn: Keith Billotti, Esq. Telephone No.: (212) 574-1274 Email: billotti@sewkis.com

12.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

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12.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15, of the Sponsor under Section 1.4 and of EGS and the Sponsor in Section 12.17 which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.6 Governing Law; Jurisdiction. This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, including statutes of limitations, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement, any Ancillary Document or the negotiations, execution or performance of this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, shall be construed in accordance with and governed by the Laws of the State of Delaware, except that, solely to the extent required thereby, (i) the Laws of England and Wales shall apply to the Share Exchange and (ii) the Laws of Cayman Islands shall apply to the Merger, in each case without giving effect to the conflict of laws principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply. Subject to Section 2.4, any claim, action, suit, investigation or proceeding of any kind whatsoever, including any counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby brought by any other Party or its successors or assigns shall be brought and determined only in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (or, in each case, any appellate courts thereof) (the “Specified Courts”). Each Party hereto hereby (a) irrevocably consents and submits to the exclusive jurisdiction of any Specified Court for itself and with respect to its property, generally and unconditionally, in any such claim, action, suit, proceeding or investigation, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of the claim, action, suit, proceeding or investigation shall be heard and determined only in any such Specified Court and (d) agrees not to bring any claim, action, suit, proceeding or investigation arising out of and relating to this Agreement or the transactions contemplated hereby in any other court. Each Party hereto agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the Specified Courts, other than the actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Specified Court, and no Party shall file a motion to dismiss any action filed in the State of Delaware consistent with this Section 12.6, on any jurisdiction or venue-related grounds, including the doctrine of forum non conveniens. Each Party hereto irrevocably agrees that venue would be proper in the Specified Courts, and hereby irrevocably waives any objection that any such Specified Court is an improper or inconvenient forum for the resolution of any Action. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.3. Nothing herein shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim, Action, suit, investigation or proceeding brought pursuant to this Section 12.6.

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12.7 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.9 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.10 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company, the Purchaser Representative and the Seller Representative; provided that no amendment, supplementation or modification shall affect a Seller in a manner materially and adversely disproportionate to the other Sellers without the prior written consent of such Seller.

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12.11 Waiver. Each of Purchaser, Pubco and the Company, on behalf of itself and its Affiliates, and the Seller Representative, on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative or Purchaser Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative.

12.12 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.13 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as the context requires; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to Purchaser, its shareholders under the Cayman Act or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information. The rights and obligations of any Incorporated Entity under this Agreement shall not be effective until execution and delivery by such Incorporated Entity of an Incorporated Entity Joinder. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Agreement, in the event that prior to an Incorporated Entity’s execution and delivery of an Incorporated Entity Joinder, a Party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of such Incorporated Entity under this Agreement, the consent, approval or agreement of such Incorporated Entity shall not be required for purposes of this Agreement to take such action, omission, waiver or amendment.

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12.14 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.15 Purchaser Representative.

(a) Purchaser and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether any Triggering Events (including a Change of Control of Pubco) have occurred and Earnout Shares are to be issued under Section 2.4; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities and Pubco Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Seller Representative, shall be binding upon the Purchaser, Pubco and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

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(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Pubco, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten days’ prior written notice to Pubco, Purchaser, the Company and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.16 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints E.E.W. Global Holding Limited, in its capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether any Triggering Events (including a Change of Control of Pubco) have occurred and Earnout Shares are to be issued under Section 2.4; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, shall be binding upon each Seller and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.16 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including the Purchaser Representative, Purchaser, Pubco and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers under any Seller Representative Documents. The Purchaser Representative, Purchaser, Pubco and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to the Share Price Targets pursuant to Section 2.4, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller shall have any cause of action against the Purchaser Representative, Purchaser, Pubco or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser and the Company shall not have any Liability to any Seller for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 12.16(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to the Sellers for any Losses that any Seller may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, Pubco shall indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of Pubco, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 12.16 shall survive the Closing and continue indefinitely.

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(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers that (i) if after the Closing, held in the aggregate more than 50% of the Exchange Shares immediately after the Closing, or (ii) if prior to the Closing, hold more than 50% of the Purchased Shares held by all Sellers party to or bound by this Agreement as of such time), and promptly thereafter (but in any event within two Business Days after such appointment) notify the Purchaser Representative, Pubco, Purchaser and the Company in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

12.17 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser, the Sponsor and the Purchaser Representative in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, the Sponsor, the Purchaser Representative and/or their respective Affiliates in connection with matters other than the Transactions, EGS will be permitted in the future, after Closing, to represent the Purchaser Representative, the Sponsor or any of their respective Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub, the Sellers and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the Transactions, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Purchaser Representative, the Sponsor or their respective Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, the Sellers and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, the Purchaser Representative, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to, and be controlled by, the Purchaser Representative and the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article XIII
DEFINITIONS

13.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below:

“2025 Annual Report” means the annual report of Pubco on Form 20-F filed by Pubco with the SEC for the fiscal year ended April 30, 2025.

“2025 EBITDA” means the amount of Pubco’s consolidated net income, plus interest, income taxes, depreciation and amortization (or their equivalent metrics under IFRS) for the fiscal year ended April 30, 2025, based on the amounts reported in the consolidated audited income statement of Pubco for the fiscal year ended April 30, 2025 included in the 2025 Annual Report, but adjusted to eliminate, without duplication: (x) the effects of the Transactions, including fees and expenses, taxes incurred, paid or recognized, any gain or loss on disposition, and any one-time accounting charges, adjustments or write-downs, in each case directly attributable to the Transactions, and (y) any revenue, net income, or component of EBITDA of Purchaser or Merger Sub consolidated into the financial statements of Pubco.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any subpoena (including any formal request for information), inquiry, hearing, proceeding, controversy or investigation, by or before any Governmental Authority.

“Additional Capital” means the binding committed amounts in respect of any Transaction Financing as of the Closing, including under any equity line of credit, that is paid or payable prior to or at the Closing or that as of the Closing is reasonably expected by Purchaser and the Company to start becoming available to Pubco or its Subsidiaries (in part or in whole) within 90 days after the Closing, net of all costs and expenses incurred in connection with such Transaction Financing, including any fees paid or payable to any placement agents or underwriters and any legal or accounting fees incurred in connection therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means the Seller Joinders, the Incorporated Entity Joinders, Insider Letter Amendment, the Lock-Up Agreements, the Non-Competition Agreements, the Amended Registration Rights Agreement Amendment, the Pubco A&R Memorandum and Articles, the Sponsor Agreement, the Plan of Merger and other documents to be filed with the Registrar of Companies of the Cayman Islands in respect of the Merger, the Surviving Purchaser Subsidiary A&R Memorandum and Articles, and each other agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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“Available Purchaser Cash” means the amount of Purchaser Cash, less the amount of any Additional Capital included in Purchaser Cash that was in the form of a commitment to provide funding after the Closing for which cash payments were not made to the Purchaser, Company or Pubco prior to or at the Closing.

“Balance Sheet Date” means April 30, 2024.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Bridge Financing” means any financing raised by any of the Target Companies during the Interim Period, but only with respect to cash in respect thereof that is received by any of the Target Companies prior to the Closing Date (provided, that any cash received on or after the Closing Date will still be considered part of Transaction Financing); provided, that any debt financing consummated with any of the Persons set forth on Schedule 13.1(a) that is not related to the Transactions or contingent upon the Closing shall not be considered to be Bridge Financing or Transaction Financing hereunder.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Change of Control” means: (a) any acquisition after the Closing Date by any Person or group of Persons (that is not an Affiliate of Pubco) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of Pubco equity interests that, with Pubco equity interests already held by such Person or group of Persons, constitutes more than 50% of the total voting power of Pubco’s equity interests; provided, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional equity securities of Pubco (other than with respect to an acquisition that results in a Person or group of Persons (that is not an Affiliate of Pubco) owning 100% of the outstanding capital stock of Pubco) (i) by any Person or group of Persons who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the equity interests of Pubco, (ii) as a result of the issuance of any Earnout Shares or (iii) pursuant to a distribution by Sponsor or Original Sponsor or their respective Affiliates to their respective equityholders will not be considered a Change of Control; or (b) any acquisition after the Closing Date of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, if, in case of either clause (i) or clause (ii), the equity interests of Pubco outstanding immediately before such transaction, series of related transactions or sale will immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Closing Expenses” means the aggregate amounts (without duplication) payable for the Company’s, Pubco’s or the Sellers’ accrued Transaction Expenses as of the Closing, whether payable in cash or newly issued equity by Pubco, Purchaser or the Company, but excluding (A) any costs and expenses incurred in connection with Transaction Financing, including any fees paid to any placement agents, and (B) the costs of the premiums for the D&O Tail Insurance.

“Company Confidential Information” means all confidential or proprietary documents and information concerning Pubco, Merger Sub, the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Sellers or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company.

“Company IP” means any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use any Target Company and material to the Target Companies’ businesses as currently conducted.

“Company IP License” means any license, sub-license and other agreements or permissions, under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property of a third party, excluding (a) licenses for Open Source Materials, and (b) “shrink wrap,” “click wrap,” and “off the shelf” Software licenses and any other agreements relating to any Software or to the provision of Software-enabled services that is/are commercially available to the public generally with license, maintenance, support and other fees of less than $100,000 per year.

“Company Ordinary Shares” shall mean the ordinary shares, par value €0.05 per share, of the Company.

“Company Securities” means the Company Ordinary Shares and any Company Convertible Securities, collectively.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

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“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Conversion Ratio” means (x) the Per Share Price, divided by (y) $10.00.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Earnout Period” means the period beginning on the Closing Date and ending at 5:00 p.m. ET on the third anniversary of the Closing Date.

“Earnout Statement” means a written statement prepared by the CFO that sets out certain information as described in Section 2.4(d) concerning whether a Triggering Event or Change of Control of Pubco has occurred.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, , including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to hazardous substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2641 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Excess Company Expenses” means the amount, if any, by which the Company Closing Expenses exceed $5,000,000 in the aggregate.

“Excess Purchaser Expenses” means the amount, if any, by which the Purchaser Closing Expenses exceed $5,000,000 in the aggregate.

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“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means an amount equal to the sum of (a) $300 million, plus (b) the amount of Excess Purchaser Expenses, if any, as set forth in the final Purchaser Closing Statement determined in accordance with Section 2.5, minus (c) the amount of Sponsor Reimbursement, if any, minus (d) the amount of Excess Company Expenses, if any, as set forth in the final Company Closing Statement determined in accordance with Section 2.5.

“Extension Expenses” means the costs and expenses necessary for an Extension (including to fund payments by the Purchaser to the Trust Account for (x) an automatic extension right in accordance with the Purchaser Memorandum and Articles or (y) to incentivize Public Shareholders not to redeem their Purchaser Class A Ordinary Shares in an Extension Redemption in connection with an amendment of Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination).

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 14, 2021, as amended, by and among the Sponsor, the Original Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,710,122 Purchaser Ordinary Shares, all of which were originally Purchaser Class B Ordinary Shares that were issued to the Original Sponsor prior to the IPO, of which, as of the date of this Agreement, 2,600,000 of such Purchaser Class B Ordinary Shares were converted into Purchaser Class A Ordinary Shares (but without a right to participate in Redemptions), and 2,699,699 Purchaser Ordinary Shares are currently owned by the Sponsor.

“Fraud” means with respect to any Party, means an actual and intentional fraud by such Party of the representations and warranties set forth in Article IV, Article V, Article VI or Article VII as applicable, or any certificate delivered hereunder, with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, constructive fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Global” means E.E.W. Global Holding Ltd.

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“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Grid Connection Agreement” means for a Project, any transmission or distribution connection agreement with the applicable transmission or distribution network operator relating to the provision of grid transmission or distribution services relating to that Project.

“Grid Connection Application” means for a Project, any application submitted to procure a Grid Connection Offer for that Project.

“Grid Connection Documents” means for a Project, the Grid Connection Application (if any), the Grid Connection Offer (if any) and the Grid Connection Agreement (if any) (or any one or combination of them, as the context requires) relating to that Project.

“Grid Connection Offer” means for a Project, a contestable and non-contestable offer or non-contestable offer only (as applicable) for electricity connection works relating to that Project from the applicable transmission or distribution network operator to the Project (or other Target Project SPV as applicable) named on the Grid Connection Application for that Project, as varied, supplemented or novated from time to time.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

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“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 2.4(d) from the other Representative Party referring such dispute to the Independent Expert.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two years) expert accounting firm appointed by the Representative Parties, which appointment will be made no later than ten days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within 20 days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 2.4(f).

“Insider Letter” means the letter agreement, dated as of October 14, 2021, as amended on August 31, 2023 and as it may further be amended, by and among the Purchaser, the Sponsor, the Original Sponsor and the other “Insiders” named therein.

“Insider Letter Joinder Holders” means the SPAC Insiders other than the Sponsor, the Original Sponsor, the Purchaser NRA Holders and Polar with respect to the Polar Shares.

“Insider Sellers” means SCP Monoceros SAED, SCP Orion SAED and any Persons who receive Pubco Ordinary Shares in the Global Share Transfer that are reasonably expected to be an executive officer, director or Affiliate of Pubco immediately after the Closing.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intangible rights recognized as protectable intellectual property under the Laws of any country, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and related rights and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of October 14, 2021, and filed with the SEC on October 18, 2021 (File No. 333-259502).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Persons listed on Schedule 13.1(b), after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

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“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person), including Tax liabilities and Transaction Expenses.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lost Certificate Indemnity” means a letter executed by way of deed by a holder of Company Ordinary Shares informing the Company and Pubco of a lost Company Certificate, confirming ownership and title to the Company Ordinary Shares represented by such Company Certificate, and agreeing irrevocably to indemnify the Company and Pubco in respect of any loss arising as a result of such lost Company Certificate, in form and substance reasonably acceptable to the Company, Pubco and Purchaser.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions or to perform its obligations hereunder or under any Ancillary Documents to which it is a party or bound; provided, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or IFRS (as applicable based on the accounting principles used by the applicable Person) or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), pandemic (including COVID-19) or natural disaster, or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) changes in any Law or other binding directives issued by any Governmental Authority; (vii) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; and (viii), with respect to Purchaser, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv), (vi) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of any Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

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“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.01 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms—including (a) the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), Server Side Public License (SSPL), Redis Source Available License Agreement, European Union Public License (EUPL), BSD licenses, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License, any “sharealike” Creative Commons licenses (such as CC-BY-SA 4.0), (b) any license that includes the Commons Clause and (c) any license that is approved by, or substantially similar to a license approved by, the Open Source Initiative (www.opensource.org/licenses).

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict or judicial award that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Original Sponsor” means Compass Digital SPAC LLC, a Delaware limited liability company.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are granted or issued on any such applications and whether or not any such applications are amended, modified, withdrawn or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Exchange Consideration, divided by (ii) the total number of issued and outstanding Company Ordinary Shares immediately prior to the Closing.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established (in accordance with GAAP or IFRS, as applicable based on the accounting principles used by the applicable Person) with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, exempted company, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means any data or information that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Polar” means Polar Multi-Strategy Master Fund.

“Polar Subscription Agreement” means the Subscription Agreement, dated as of September 6, 2023, as amended, by and among Polar, Purchaser and Sponsor.

“Power Purchase Agreement” means a contract for difference or power purchase agreement to be entered into in respect of a Project between a Target Project SPV or any Affiliate thereof and: (i) a licensed supplier, off-taker or trading service provider; or (ii) a major domestic or international corporation, in each case, in respect of the physical or virtual sale and purchase of the renewable electrical output and/or renewable energy guarantees of origin generated by that Project and/or such other products or environmental attributes associated with the electrical output of that Project.

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data, including the General Data Protection Regulation, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act, the Privacy Act 1988 (Commonwealth of Australia) and the Privacy and Data Protection Act 2014 (Victoria, Australia), in each case to the extent applicable to a Target Company.

“Privacy Policies” means all written policies and notices published from time to time by a Target Company, regarding the processing or security of Personal Data.

“Pro Rata Share” means with respect to each Seller, a fraction expressed a percentage equal to (i) the number of Company Ordinary Shares held by such Seller as of the Closing, divided by (ii) the total number of Company Ordinary Shares issued and outstanding as of the Closing.

“Project Documents” means for each Project, the Property Agreements (if any) and the Grid Connection Documents (if any).

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“Projects” means those solar photovoltaic projects being developed by the Target Companies, as are described in Schedule 13.1(c).

“Property” means for a Project, the property or site on which that Project is planned to be constructed and operated

“Property Agreements” means for a Project, any agreement, exclusivity agreement, option, license, lease or heads of terms or letter of intent (if any) entered into by any Target Project SPV in relation to the Property for that Project.

“Pubco Insider” means a holder of Pubco Ordinary Shares who (i) is a director, executive officer or Affiliate of Pubco or (ii) owns in the aggregate at least 5% of the issued and outstanding share capital of Pubco.

“Pubco Memorandum and Articles” means the memorandum and articles of association of Pubco, as amended and in effect under the Cayman Act.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and the Pubco Public Warrants, collectively.

“Purchaser Cash” shall mean an amount equal to, without duplication, (a) the aggregate amount of cash and cash equivalents contained in the Trust Account immediately prior to the Closing (including any interest earned on the funds held in the Trust Account, but net of Taxes payable thereon), plus (b) the aggregate amount of any cash and cash equivalents of Purchaser immediately prior to the Closing, plus (c) the amount of any Additional Capital pursuant to Transaction Financing (including any committed equity facilities), whether made into Purchaser, Pubco or any Target Company or any of their respective Subsidiaries, and whether or not any payments with respect thereto are made prior to, at or after the Closing, plus (d) the amount of any Bridge Financing, less (e) the aggregate amount of all payments required to be made by Purchaser to redeeming Public Shareholders in connection with the Closing Redemption.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

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“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Closing Expenses” means the aggregate amounts (without duplication) payable, as of the Closing and not paid prior to the Closing (including those that are contingent upon the consummation of the Closing), for (i) Purchaser’s accrued Transaction Expenses, Extension Expenses and any other unpaid Indebtedness and cash liabilities in respect of costs and expenses incurred by Purchaser (including accounting and auditing expenses, legal fees and expenses, trust expenses, leases, printing expenses and other costs and expenses), (ii) Purchaser’s deferred Transaction Expenses (including cash amounts payable to its underwriter and any legal fees) of the IPO, (iii) the Polar Loan, (iv) any loans owed by Purchaser to Sponsor or Original Sponsor for Transaction Expenses (including deferred Transaction Expenses), other costs and expenses incurred by or on behalf of Purchaser and Extension Expenses, in each case, whether payable in cash or newly issued equity by Pubco, Purchaser or the Company, but excluding (A) any costs and expenses incurred in connection with a Transaction Financing, including any fees paid to any placement agents and any legal or accounting fees in connection therewith, and (B) the costs of the premiums for the D&O Tail Insurance.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, any Seller, the Seller Representative or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided, that references herein to the Purchaser Memorandum and Articles for periods after the Merger includes the Surviving Purchaser Subsidiary A&R Memorandum and Articles.

“Purchaser NRA Holders” means holders of Purchaser Class B Ordinary Shares who received such Class B Ordinary Shares from the Original Sponsor pursuant to Non-Redemption Agreement and Assignment of Economic Interests prior to the date of this Agreement.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of Purchaser.

“Purchaser Private Warrant” means one whole non-redeemable warrant that was issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one Purchaser Class A Ordinary Share at a purchase price of $11.50 per full share.

“Purchaser Public Warrant” means one whole redeemable warrant that was included in as part of each Purchaser Unit, entitling the holder thereof to purchase one Purchaser Class A Ordinary Share at a purchase price of $11.50 per full share.

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“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares and the Purchaser Warrants, collectively.

“Purchaser Unit” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one Purchaser Class A Ordinary Share and one-third of a Purchaser Public Warrant.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor Reimbursement” means the amount of cash, if any, that Sponsor pays or causes to be paid to Pubco as reimbursement for Excess Purchaser Expenses pursuant to the Sponsor Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of the shares or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Takeover Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Target Companies” means, collectively, the Company and its direct and indirect Subsidiaries.

“Target Project SPV” means each Target Company which acts as a special purpose vehicle for a Project.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect U.S. federal, state and local, non-U.S. and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Taxing Authority” shall mean any U.S. federal, state, provincial, municipal or local, or non-U.S., authority, service, body or official competent to assess, collect or impose a liability for Taxes.

“Trade Secrets” means (a) any trade secrets, (b) confidential business information, and (c) concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions and improvements that are subject to trade secret protection, know-how protection or protection of confidential information under the Laws of any jurisdiction.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Pubco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Pubco Ordinary Shares are then traded or listed.

“Trading Price” means, on any Trading Day after the Closing, the VWAP for Pubco Ordinary Shares for such Trading Day.

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“Transaction Expenses” means, with regard to a Party, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) of such Party incurred by or on behalf of such Party and payable as of the Closing and not paid prior to the Closing (i) in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the Transactions, (ii) with respect to Purchaser only, in connection with Purchaser’s IPO, (iii) for any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (iv) for any sales, use, real property transfer, stamp, stock transfer, documentary, excise, recording, registration, value-added or other similar transfer Taxes imposed on such Party or its Subsidiaries in connection with the Transactions.

“Transaction Financing” means a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents (but not, without the consent of the Company, a forward purchase agreement in respect of Purchaser Ordinary Shares or Pubco Ordinary Shares), in each case, whether such investment is into Purchaser, the Company or Pubco; provided, that any capital raising transaction involving convertible securities, preferred securities, indebtedness, committed equity or debt facilities or other similar arrangements having a conversion price or minimum sale price or any other similar term that may require Pubco to issue shares or otherwise raise equity at a price of less than $4.00 per share (but for the avoidance of doubt, not taking into account any securities transferred by Sponsor), immediately following the Closing, and as adjusted for splits, mergers, reorganizations and other similar transactions, requires the written consent of the Company.

“Transactions” means the transactions contemplated by this Agreement or the Ancillary Documents, including the Merger and the Share Exchange.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 14, 2021, as amended, by and between Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“UK Act” means the Companies Act 2006 (c 46), as amended.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would or would reasonably be expected to cause an actual breach of this Agreement.

13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
Acquisition Proposal	8.6(a)	Drag-Along Rights	8.21(a)
Agreement	Preamble	Drag-Along Sellers	Preamble
Alternative Transaction	8.6(a)	Draft Financials	6.7(a)
Amended Company Organizational Documents	8.21(a)	Earnout Shares	2.4(a)
Amended Registration Rights Agreement	Recitals	Effective Time	1.2
Antitrust Laws	8.9(b)	EGS	3.1
Audit Delivery Date	8.4(a)	Enforceability Exceptions	4.2
Audited Financials	6.7(a)	Environmental Permits	6.20(a)
Business Combination	11.1	Exchange Shares	2.2(a)
CFO	2.4(d)	Extension	8.3(a)
Closing	3.1	Extension Redemption	4.5(b)
Closing Date	3.1	Federal Securities Laws	8.7
Closing Filing	8.12(b)	Financing Agreements	8.18(b)
Closing Press Release	8.12(b)	Global Share Transfer	8.21(b)
Closing Redemption	8.11(a)	Global Transferred Shareholders	8.21(b)
Closing Statements	2.5	Incorporated Entity Joinder	Recitals
Company	Preamble	Incorporated Entity Joinder Date	Article V
Company Benefit Plan	6.19	Incorporated Entities	Preamble
Company Certificates	2.3(b)	Insider Letter Amendment	Recitals
Company Closing Statement	2.5	Intended Tax Treatment	Recitals
Company Directors	8.14(b)	Interim Period	8.1(a)
Company Disclosure Schedules	Article VI	Joining Sellers	Preamble
Company Financials	6.7(a)	Lock-Up Agreement	Recitals
Company Material Contract	6.12	Material Personal Property	6.16
Company Permits	6.10	Merger	Recitals
Company Personal Property Leases	6.16	Merger Sub	Preamble
Company Real Property Leases	6.15	Modification in Recommendation	8.11(c)
Company Registered IP	6.13	New Seller	8.2(c)
D&O Indemnified Persons	8.15(a)	Non-Competition Agreement	Recitals
D&O Tail Insurance	8.15(b)	Outside Date	10.1(b)
Polar Loan	8.20	Party(ies)	Preamble
Polar Shares	8.20	Plan of Merger	1.2

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Term	Section	Term	Section
Post-Closing Pubco Board	8.14(b)	Registration Statement Effective Date	8.11(a)
Proxy Statement	8.11(a)	Related Person	6.21
Pubco	Preamble	Releasing Persons	11.2
Pubco A&R Memorandum and Articles	Recitals	Representative Parties	Preamble
Pubco Equity Plan	8.11(a)	Required Purchaser Shareholder Approval	9.1(a)
Public Certifications	4.6(a)	SEC Reports	4.6(a)
Public Distributions	11.1	SEC SPAC Accounting Changes	4.6(a)
Public Shareholders	11.1	Seller Joinder	Preamble
Purchased Shares	2.1	Seller Representative	Preamble
Purchaser	Preamble	Seller Representative Documents	12.16(a)
Purchaser Closing Statement	2.5	Sellers	Preamble
Purchaser Director	8.14(b)	Share Exchange	Recitals
Purchaser Disclosure Schedules	Article IV	Share Price Target	2.4(a)
Purchaser Extraordinary General Meeting	8.11(a)	Signing Filing	8.12(b)
Purchaser Financials	4.6(e)	Signing Press Release	8.12(b)
Purchaser Material Contract	4.14(a)	Signing Sellers	Preamble
Purchaser Representative	Preamble	SPAC Insiders	8.19
Purchaser Representative Documents	12.15(a)	Sponsor	Preamble
Purchaser Shareholder Approval Matters	8.11(a)	Sponsor Agreement	Recitals
Redemption	4.5(b)	Surviving Purchaser Subsidiary	1.1
Redemption Limitation Amendment	8.11(a)	Surviving Purchaser Subsidiary A&R Memorandum and Articles	1.4
Registration Statement	8.11(a)	Transaction Price	2.4(c)
		Triggering Event	2.4(a)
		Trust Account Released Claims	11.1

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98

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

COMPASS DIGITAL ACQUISITION CORP.

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Chief Executive Officer

The Purchaser Representative:

HCG OPPORTUNITY, LLC,solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Thomas D. Hennessy
Name:	Thomas D. Hennessy
Title:	Authorized Person

{Signature Page to Business Combination Agreement}

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Company:

EEW RENEWABLES LTD

By:	/s/ Svante Kumlin
Name:	Svante Kumlin
Title:	Director

The Seller Representative:

E.E.W. GLOBAL HOLDING LIMITED,solely in the capacity as the Seller Representative hereunder

By:	/s/ Jakob Kinde
Name:	Jakob Kinde
Title:	Director

{Signature Page to Business Combination Agreement}

The Sellers:

Print Name of Seller:

By:
[Signature]

If Entity, Print Name and Title of Signatory:

Address:

Facsimile:
Telephone:
Email:

{Signature Page to Business Combination Agreement}